Exhibit 99.1

EXCERPTS FROM THE DEFINITIVE PROXY STATEMENT,

FILED ON FEBRUARY 24, 2015, AS SUPPLEMENTED BY

DEFINITIVE ADDITIONAL MATERIALS FILED ON

MARCH 19, 2015, MARCH 23, 2015 AND MARCH 25, 2015

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On December 23, 2014, Colony Financial, Inc. (“CLNY,” “we,” “us,” or “our”) and Colony Capital Operating Company, LLC (f/k/a CFI RE Masterco, LLC), a wholly-owned subsidiary of CLNY (“OP”) entered into (i) the Contribution and Implementation Agreement (the “Contribution Agreement”) with Colony Capital, LLC (“CC”), Colony Capital Holdings LLC, Colony Capital OP Subsidiary, LLC, CCH Management Partners I, LLC, FHB Holding LLC and Richard Saltzman and (ii) the Colony Mark Transfer Agreement (the “Colony Mark Transfer Agreement”) with New Colony Holdings LLC providing for the contribution to CLNY (the “Combination”) of substantially all of CC’s real estate and investment management business and operations (other than CC’s interests in Colony American Homes Inc.). The terms and conditions of the Combination have been described in the definitive proxy statement (the “Definitive Proxy Statement”) prepared in connection with the Combination filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2015. A special meeting of our stockholders (the “Special Meeting”) with respect to matters relating to the Combination (as set forth in the Notice of Special Meeting of Stockholders accompanying the Definitive Proxy Statement) will be held on March 31, 2015.

As described in the Definitive Proxy Statement, under the Contribution Agreement and the Colony Mark Transfer Agreement, collectively, up to 151,520 shares of our common stock (to be reclassified as “Class A Common Stock”), 13,494 shares of our newly created Class B Common Stock and 515,258 units of membership interest (“OP Units”) in OP, representing $15.0 million of the contingent consideration to be paid in connection with the Combination based on the $22.05 per share reference price (and which would have a current value of approximately $17.6 million when using the volume-weighted average closing price of our common stock over the 10 trading days prior to the tenth calendar day preceding the date of the Special Meeting (the “VWAP”)), are subject to reallocation from contingent consideration to upfront consideration if the VWAP were to exceed $24.05, with the full amount reallocated if the VWAP were to equal or exceed $27.05.

As of the close of business on March 20, 2015, we have determined that the VWAP is $25.8212. Therefore, the upfront consideration will be increased, and the contingent consideration will be decreased, in the aggregate, by 89,458 shares of Class A Common Stock, 7,967 shares of Class B Common Stock and 304,208 OP Units (collectively, the “Reallocated Shares/Units”), representing a total value of $8.856 million based on the $22.05 per share reference price (and which would have a current value of approximately $10.4 million when using the VWAP). Of these Reallocated Shares/Units, 3,037 shares of Class A Common Stock and 7,967 shares of Class B Common Stock will be payable pursuant to the Colony Mark Transfer Agreement, with the remaining number of Reallocated Shares/Units payable pursuant to the Contribution Agreement.

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The Issuances

In connection with the Combination, we will issue up to approximately 3.94 million shares of Class A Common Stock and up to 665,593 shares of Class B Common Stock, and OP will issue up to approximately 25.22 million OP Units. Each share of Class B Common Stock will be, at the holder’s option, convertible into one share of Class A Common Stock and will convert automatically into one share of Class A Common Stock upon the transfer of such share or of certain OP Units to one or more non-qualified transferees or any qualified transferee of such share or OP Units ceasing to be a qualified transferee. See “Proposal 2(a)—Amendment to Create Class B Common Stock” beginning on page 86 for a more detailed description of the terms of the Class B Common Stock. Each OP Unit will be redeemable, subject to the terms and conditions set forth in the operating agreement of OP, at the holder’s option, for cash equal to the average closing price of Class A Common Stock for the ten consecutive trading days immediately preceding the date we receive a notice of redemption; provided, that we may choose, at our sole discretion, to satisfy this redemption right by exchanging such OP Units for shares of Class A Common Stock on a one-for-one basis, in lieu of cash.

The above consideration represented a value of $657.5 million at the time of the announcement of the transaction based on a reference price that equated to $22.05 per share (the “Reference Price”) (which would have a current value of approximately $738.3 million when using the volume-weighted average closing price on the NYSE of the Company’s common stock over a 10-day trading period ending February 13, 2015 of $24.76 (the “VWAP”)). Pursuant to the Contribution Agreement and the Colony Mark Transfer Agreement, the Reference Price was used to determine the number of shares and OP Units to be issued to the Contributors and the Mark Transferor in the Combination. The Reference Price was the higher of (x) the volume-weighted average closing price of the Company’s common stock over the 30 trading days prior to the initial announcement of the transaction, and (y) the third quarter 2014 “fair value” Company share price, which the parties agreed would be the fair value of the Company’s net assets on a per share basis as of September 30, 2014, or $22.05 per share. Because the volume-weighted average closing price of the Company’s common stock over the 30 trading days prior to the initial announcement of the transaction was lower than $22.05 per share, the Reference Price was $22.05 per share.

The aggregate potential consideration consists of:

•	fixed upfront consideration to be paid in a combination of up to approximately 2.83 million shares of Class A Common Stock, 566,635 shares of Class B Common Stock and approximately 21.44 million OP Units, representing a value of $547.5 million at the time of the announcement of the Combination based on the Reference Price (and which would have a current value equal to approximately $614.8 million when using the VWAP), subject to certain adjustments as described below; and

•	contingent consideration to be paid in a combination of up to approximately 1.11 million shares of Class A Common Stock, 98,958 shares of Class B Common Stock and approximately 3.78 million OP Units, representing a value of up to approximately $110.0 million at the time of announcement based on the Reference Price (and which would have a current value of up to approximately $123.5 million when using the VWAP), subject to multi-year performance targets for achievement of certain FFO per share targets and capital-raising thresholds from the funds management businesses. If the minimum performance target for either of these metrics is not met or exceeded, the contingent consideration paid in respect of the other metric would not be paid out in full.

In connection with the Combination, the upfront consideration is subject to upward and downward adjustments at the Closing in respect of cash, indebtedness and net working capital. If the closing adjustment results in an increase to the upfront consideration, such adjustment will, subject to the applicable cap, be paid in cash and to the extent such adjustment exceeds the applicable cap, will increase the number of OP Units to be issued in the Combination. If the closing adjustment results in a decrease to the upfront consideration, such adjustment will reduce the number of OP Units to be issued in the Combination.

Up to 151,520 shares of Class A Common Stock, 13,494 shares of Class B Common Stock and 515,258 OP Units, representing $15.0 million of the contingent consideration at the time of announcement based on the Reference Price (and which would have a current value of approximately $16.8 million when using the VWAP) may be reallocated to upfront consideration if the volume-weighted average closing price of the Company’s common stock over the 10 trading days prior to the tenth calendar day preceding the date of the Special Meeting were to exceed $24.05, with the full amount reallocated if such volume-weighted average closing price of the Company’s common stock were to equal or exceed $27.05. For example, if the 10-day volume-weighted average closing price of our common stock for such period were $24.76 (VWAP) upfront consideration would be increased, and contingent consideration decreased, by 35,860 shares of Class A Common Stock, 3,194 shares of Class B Common Stock, and 121,944 OP Units representing $3.6 million of the re-allocated consideration based on the Reference Price (and which would have a current value of approximately $4.0 million when using the VWAP).

The number of shares of Class A Common Stock, shares of Class B Common Stock and OP Units issuable as consideration will be subject to reduction for a portion of any transaction expenses of Colony Capital paid on its behalf by the Company.

In connection with the Combination, the Company and OP have entered into the Colony Mark Transfer Agreement with the Mark Transferor pursuant to which the Mark Transferor will transfer the Colony Mark to OP in exchange for consideration to be paid in the form of up to 151,355 shares of our Class A Common Stock and up to 665,593 shares of our Class B Common Stock, including (i) fixed upfront consideration with a value of $15.0 million based on the Reference Price (and $16.8 million based on the VWAP) to be paid at the closing under the Colony Mark Transfer Agreement, subject to certain adjustments, and (ii) contingent consideration with a value of up to approximately $3.0 million based on the Reference Price (and $3.4 million based on the VWAP) if earned over time under the same multi-year performance targets required for receipt of the contingent consideration under the Contribution Agreement. Contingent consideration with a value of up to $410,959 based on the Reference Price (and $461,467 based on the VWAP) will be reallocated to upfront consideration if the volume-weighted average closing price of the Company’s common stock over the 10 trading days prior to the tenth calendar day preceding the date of the Special Meeting were to exceed $24.05.

An illustrative allocation of the upfront consideration and contingent consideration to certain of the Contributors and the Mark Transferor is set forth below. Such illustrative allocation does not reflect any adjustment for transaction expenses that may be paid by the Company on behalf of the Contributors and the Mark Transfer at the Closing, and does not reflect the potential reallocation of contingent consideration to upfront consideration at the Closing.

Upfront Consideration

	OP Units	Class A Common Stock	Class B Common Stock
Colony Capital	18,475,972	—	—
CCH I	1,639,580	—	—
FHB LLC	944,103	—	—
Mr. Saltzman	377,642	2,712,363	—
New Colony Holdings, LLC	—	113,637	566,635

Total	21,437,297	2,826,000	566,635

Contingent Consideration

	OP Units	Class A Common Stock	Class B Common Stock
Colony Capital	2,850,899	—	—
CCH I	662,103	—	—
FHB LLC	189,683	—	—
Mr. Saltzman	75,873	1,073,429	—
New Colony Holdings, LLC	—	37,718	98,958

Total	3,778,558	1,111,147	98,958

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Interests of Certain Persons in the Combination

In considering the recommendation of the Board to vote for the proposals described in this proxy statement, you should be aware that certain of our current directors and executive officers, along with Mr. Hedstrom, who will become an executive officer as of the completion of the Combination, have interests in those transactions that may be different from, or in addition to, the interests of our stockholders generally and that may create potential conflicts of interest.

These interests are described in more detail below. In addition, you should be aware that Messrs. Barrack, Saltzman, Traenkle, Tangen, Sanders and Hedstrom are also executive officers or principals of Colony Capital. The respective roles of these individuals in Colony Capital may create additional conflicts of interest in respect of the Combination and the other transactions described in this proxy statement.

The Special Committee was aware of each of these interests in reviewing, considering and negotiating the terms of the Combination and in recommending to the entire Board to pursue the Combination. The Board was also aware of these interests in approving the Contribution Agreement, the Colony Mark Transfer Agreement and the transactions described in this proxy statement, and in recommending the approval of the Contribution Agreement, the Colony Mark Transfer Agreement and those transactions to our stockholders.

Arrangements with Thomas J. Barrack, Jr.

Payment of Combination Consideration to Colony Capital. The Contribution Agreement provides that Colony Capital will receive as consideration in respect of the Combination (i) OP Units at the Closing with a total value of approximately $407.4 million based on the Reference Price (and $457.5 million based on the VWAP), subject to certain adjustments, and (ii) if all contingent consideration payable under the Contribution Agreement is actually paid, additional OP Units with a total value of approximately $62.9 million based on the Reference Price (and $70.6 million based on the VWAP), subject to certain adjustments. Colony Capital is a wholly owned subsidiary of CC Holdings. Mr. Barrack owns a controlling interest in, and is the sole managing member of, CC Holdings, and therefore will have an indirect interest in the OP Units that are received by Colony Capital as consideration in the Combination.

The values in the prior paragraph are estimates that are subject to reduction for a portion of any transaction expenses of Colony Capital paid on its behalf by the Company, and assume that (1) all of the OP Units received by Colony Capital as consideration in the Combination are exchanged for shares of Class A Common Stock, (2) the value of a share of Class A Common Stock is either (i) $22.05 (the Reference Price), which is the value used for purposes of determining the number of shares to be issued in the Combination, or (ii) $24.76 (the VWAP), as indicated, and (3) no portion of the contingent consideration is reallocated to upfront consideration to be issued at the Closing. The actual value of the OP Units received by Colony Capital will be based on the value of such OP Units at the time they are delivered and may be less or more than the amounts listed in the prior paragraph.

Colony Capital may also be eligible to receive a payment in respect of a specified portion of certain closing adjustments under the Contribution Agreement, including in respect of net working capital. While the actual amount that may become payable to Colony Capital in respect of such closing adjustments is not yet determinable, we estimate that the amount that will become payable is between $15.0 million and $20.0 million.

The amounts detailed above reflect the full amount of Mr. Barrack’s interest in the consideration that Colony Capital is entitled to receive as consideration in the Combination, which is the only means by which Mr. Barrack will have any such interest, except as described in the immediately following paragraph. The amounts so described are without reduction for (1) any amounts that will be transferred to Mr. Saltzman as described in “—Arrangements with Richard B. Saltzman” beginning on page 76 or to CCH I or CCH II as described in “—Interests of Executive Officers in CCH I and CCH II” beginning on page 81, (2) any amounts attributable to the interests of minority holders of membership units in CC Holdings, or (3) any amounts that will be transferred to vehicles in which Colony Capital professionals unrelated to Mr. Barrack will hold an interest. Mr. Barrack’s resulting interest in the consideration to be received by Colony Capital after such attribution to minority interest holders and transferees is detailed below in “—Interests of Executive Officers in CC Holdings” beginning on page 83 and “—Interests of Executive Officers in CCH I and CCH II” beginning on page 81.

Payment of Consideration Under Colony Mark Transfer Agreement. In addition, as described in more detail in “—Agreements to be Entered Into Pursuant to the Contribution Agreement—Colony Mark Transfer Agreement” beginning on page 110, the Company and OP have entered into the Colony Mark Transfer Agreement with the Mark Transferor, which is wholly owned by Mr. Barrack, pursuant to which the “Colony” name and mark will be transferred to OP in exchange for (i) shares of Class A Common Stock and shares of Class B Common Stock with a total value of $15.0 million based on the Reference Price (and $16.8 million based on the VWAP) to be paid at the Closing, subject to certain adjustments, and (ii) additional shares of Class A Common Stock and shares of Class B Common Stock with a total value of approximately $3.0 million based on the Reference Price (and $3.4 million based on the VWAP), subject to certain adjustments, if earned over time under the same multi-year performance targets required for receipt of the contingent consideration under the Contribution Agreement.

The values in the prior paragraph are estimates and assume that all of the shares of Class B Common Stock are converted into shares of Class A Common Stock, that the value of a share of Class A Common Stock is either (i) $22.05 (the Reference Price), which is the value used for purposes of determining the number of shares to be issued in the Combination, or (ii) $24.76 (the VWAP), as indicated, and that no portion of the contingent consideration is reallocated to upfront consideration to be issued at the Closing. The actual value of the shares received by Mr. Barrack will be based on the value of such shares at the time they are delivered and may be less or more than the amounts listed in the prior paragraph.

Employment Agreement. We entered into an employment agreement with Mr. Barrack on December 23, 2014, which sets forth the terms and conditions of Mr. Barrack’s service as our Executive Chairman and Chairman of the Board following the Closing. The agreement will become effective as of the Closing and will continue in effect for an initial term of five years following the Closing, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal.

The agreement provides that, in his role as our Executive Chairman, Mr. Barrack will perform duties and provide services to us that are reasonably consistent with those he provided to us in that role prior to the Closing. The agreement further provides that Mr. Barrack will devote substantially all of his business time and attention to the performance of his duties to us, but will be permitted to perform duties for CC Holdings and its affiliates and engage in certain other outside activities, so long as those duties and activities do not unreasonably interfere with the performance of his duties to us.

In addition, the agreement provides that Mr. Barrack’s principal place of business during the term of the agreement will generally be in Los Angeles, California. However, the agreement provides that, if Mr. Barrack is required to engage in travel during the term of the agreement that results in him having to perform a significant portion of his duties at a location other than Los Angeles, California, and Mr. Barrack determines to relocate his principal place of residence to a city in proximity to that other location, then we will pay for all reasonable relocation and return expenses that he incurs on a basis which is grossed up for taxes, with such payments subject to the Board’s approval, not to be unreasonably withheld.

The agreement further provides that Mr. Barrack will receive an annual base salary of $1,000,000 and will be eligible to receive an annual cash bonus with a target amount of no less than $4,000,000, which may be based on achievement of reasonable performance measures established by the Board (or a committee thereof). In addition, Mr. Barrack will be eligible to receive annual grants of equity-based awards with a target value of 350% of his base salary. Mr. Barrack will also continue to receive allocations in respect of carried interests in respect of funds managed by us that were granted to Mr. Barrack prior to the Closing, and will be eligible to be granted new allocations in respect of carried interests in respect of funds managed by us as is determined by the Board from time to time in consultation with Mr. Barrack. Mr. Barrack will also be eligible to participate in our benefit plans made available to our senior executive officers from time to time and to receive certain perquisites that he was entitled to immediately prior to the Closing, each as described in the agreement.

The agreement provides that, if Mr. Barrack’s employment is terminated by us without “cause” (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Barrack for “good reason” (as defined in the agreement and described below), and Mr. Barrack executes a release of claims, he will be eligible to receive (i) a lump sum cash payment equal to three times the sum of his base salary and average annual bonus with respect to the three prior calendar years (or, if any such termination of employment occurs prior to Mr. Barrack receiving his annual bonus in respect of calendar year 2017, then his target annual bonus), (ii) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (iii) a pro-rated target bonus for the year of termination, (iv) continued medical, dental and vision benefits at active employee rates for 24 months following termination, (v) the continuation of certain benefits for 24 months following termination (or in certain cases, until the end of the term of the employment agreement then in effect (if later)), and (vi) full vesting of all equity-based awards, carried interests and other like compensation that he holds, to the extent unvested upon his termination.

The agreement also provides that if Mr. Barrack provides notice to us of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive (i) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (ii) a pro-rated target bonus for the year of termination, and (iii) if such termination occurs upon his retirement on or after his attainment of age 72, full vesting of all equity-based awards, carried interests and other like compensation that he holds, to the extent unvested upon his termination.

For purposes of the agreement, “good reason” means, in summary, (i) a material diminution in Mr. Barrack’s duties, authority or responsibilities (including failing to maintain Mr. Barrack as a member of the Board) or causing Mr. Barrack to no longer report to the Board or a diminution in his title, (ii) a reduction in Mr. Barrack’s base salary, target annual cash bonus or target annual equity incentive grant, (iii) a 25-mile relocation of Mr. Barrack’s principal place of business, or (iv) a material breach of the agreement by us, including the failure to appoint Mr. Barrack as our Chief Executive Officer if Mr. Saltzman’s employment terminates while Mr. Barrack is serving as our Executive Chairman.

If any payments to be made to Mr. Barrack, whether under the agreement or otherwise, would subject Mr. Barrack to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Internal Revenue Code, then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in Mr. Barrack receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.

The agreement, through a restrictive covenant agreement included as an exhibit to the agreement, also provides that Mr. Barrack will not, subject to certain listed exceptions for permitted and personal activities, compete with us, or solicit our investors or customers or employees or those of our subsidiaries during his employment with us and for the one-year period following the termination of his employment with us unless his employment is terminated by us without cause (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Barrack for “good reason” (as defined in the agreement and described above). The agreement also contains covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of Mr. Barrack and us to disparage the other.

Lock-Up and Liquidated Damages Agreement. We entered into a Lock-Up and Liquidated Damages Agreement on December 23, 2014 with each of OP, Colony Capital and Mr. Barrack, who holds a controlling interest in Colony Capital. The agreement will become effective as of the Closing and sets forth certain restrictions on the transfer of, and other terms and conditions relating to, the OP Units issued to Colony Capital pursuant to the Contribution Agreement.

The agreement provides that the OP Units issued to Colony Capital pursuant to the Contribution Agreement will be fully vested as of the date on which they are issued, but will generally be subject to restrictions on transfer following their issuance. At each anniversary of the Closing, a portion of the OP Units will be released from the transfer restrictions resulting in an approximately ratable release across a five-year lock-up period, such that all of the OP Units will be freely transferable on the fifth anniversary of the Closing. In addition, the agreement provides for the earlier transferability of OP Units for certain limited purposes, including transfers in respect of pledging activities, gifts, transfers to family estate planning vehicles, transfers required by law, transfers to cover tax obligations relating to the receipt of OP Units and transfers to past or present employees (generally subject to specified vesting conditions and a ratable three-year lock-up so long as the transfer is not made to Messrs. Barrack or Saltzman), among others. While Colony Capital and Mr. Barrack are permitted to make these transfers, they are required to retain sufficient OP Units to satisfy any amount that may come due under the liquidated damages provision described below, as applied to Mr. Barrack.

The agreement generally provides that if Mr. Barrack materially violates or fails to perform his obligations under the restrictive covenant contained in the agreement under certain circumstances prior to the earlier of the fifth anniversary of the Closing and the termination of his employment by us without “cause” (as defined in his employment agreement with us, which is described above, and including non-renewal of his employment agreement by us) or by Mr. Barrack for “good reason” (as defined in his employment agreement with us and described above), and fails to cure and cease the violation within 60 days following the date on which he receives written notice of the violation, then Colony Capital will be required to remit a specified number of OP Units issued to it at the Closing to the OP as liquidated damages for the violation. If the violation occurs prior to the first anniversary of the Closing, then a total of 9,692,058 OP Units will be required to be so remitted to the OP. The amount of OP Units required to be remitted as liquidated damages decreases by 20% upon each anniversary of the Closing, such that no OP Units will be required to be remitted to OP upon any non-competition violation that occurs on or after the fifth anniversary of the Closing. The restrictive covenant contained in the agreement generally restricts Mr. Barrack from directly or indirectly engaging in our business in specified locations in which we carry on our business, subject to certain listed exceptions.

Arrangements with Richard B. Saltzman

Payment of Combination Consideration. In accordance with the terms and conditions of the Share Transfer and Liquidated Damages Agreement and Current Saltzman Agreement, each as described below, and after estimated transaction expenses, Mr. Saltzman will receive (i) shares of Class A Common Stock at the Closing with a total value of approximately $57.7 million based on the Reference Price (and $64.8 million based on the VWAP), subject to certain adjustments, and (ii) if all contingent consideration payable under the Contribution Agreement is actually paid, additional shares of Class A Common Stock with a total value of approximately $23.3 million based on the Reference Price (and $26.2 million based on the VWAP), subject to certain adjustments. These amounts are estimates that are subject to reduction for a portion of any transaction expenses of Colony Capital paid on its behalf by the Company, and assume that the value of a share of Class A Common Stock is either (i) $22.05 (the Reference Price), which is the value used for purposes of determining the number of shares to be issued in the Combination, or (ii) $24.76 (the VWAP), as indicated, and that no portion of the contingent consideration is reallocated to upfront consideration to be issued at the Closing. The actual value of the shares of Class A Common Stock received by Mr. Saltzman will be based on the value of such shares at the time they are delivered and may be less or more than the amounts listed above.

In addition, in accordance with the terms of the Contribution Agreement and as described in “—Description of the Combination—Overview of the Combination—Combination with Colony Capital” beginning on page 92, Mr. Saltzman will contribute to OP his membership interests in CRM in the aggregate equal to 40% of the outstanding membership interests of CRM and in exchange, Mr. Saltzman will receive after estimated transaction expenses (1) OP Units at the Closing with a total value of approximately $8.2 million based on the Reference Price (and $9.2 million based on the VWAP), subject to certain adjustments, and (2) if all contingent consideration payable under the Contribution Agreement is actually paid, additional OP Units with a total value of approximately $1.6 million based on the Reference Price (and $1.8 million based on the VWAP), subject to certain adjustments. These values are estimates and assume that all of the OP Units are exchanged for shares of Class A Common Stock, that the value of a share of Class A Common Stock is either (i) $22.05 (the Reference Price), which is the value used for purposes of determining the number of shares to be issued in the Combination, or (ii) $24.76 (the VWAP), as indicated, and that no portion of the contingent consideration is reallocated to upfront consideration to be issued at the Closing. The actual value of the OP Units received by Mr. Saltzman will be based on the value of such OP Units at the time they are delivered and may be less or more than the amounts listed above.

Mr. Saltzman may also be eligible to receive a payment in respect of a specified portion of certain closing adjustments under the Contribution Agreement, including in respect of net working capital, as a result of the contribution of his membership interests in CRM. While the actual amount that may become payable to Mr. Saltzman in respect of such closing adjustment is not yet determinable, we estimate that the amount that will become payable is less than $1,000,000.

In addition, Mr. Saltzman will have an interest in the OP Units received by Colony Capital following the Closing through his interest in CC Holdings, as described in “—Interests of Executive Officers in CC Holdings” beginning on page 83 and his interest in certain other entities holding OP Units, as described in “—Interests of Executive Officers in CCH I and CCH II beginning on page 81.”

Employment Agreement. We entered into an employment agreement with Mr. Saltzman on December 23, 2014 that sets forth the terms and conditions of Mr. Saltzman’s service as our Chief Executive Officer and President following the Closing. Mr. Saltzman’s current employment and equity agreement by and among Mr. Saltzman, Mr. Barrack and Colony Capital, as amended (the “Current Saltzman Agreement”) provided for, among other compensatory terms, carried interests issued by Colony Capital in connection with his prior employment, certain interests in general partners of funds and entities managed by Colony Capital, and equity interests in certain businesses of the Company. The new employment agreement, along with the Share Transfer and Liquidated Damages Agreement described below, generally replaces the Current Saltzman Agreement, except with respect to Mr. Saltzman’s right to fund incentives or other interests granted in connection with his prior employment, including any rights to the payment of combination consideration under the Contribution Agreement, as described in “—Arrangements with Richard B. Saltzman—Payment of Combination Consideration” beginning on page 76. Mr. Saltzman’s employment agreement will become effective as of the Closing and will continue in effect for an initial term of five years following the Closing, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal.

The agreement also provides that, in his role as our Chief Executive Officer and President, Mr. Saltzman will perform duties and provide services to us that are reasonably consistent with those he provided to us in that role prior to the Closing. The agreement further provides that Mr. Saltzman will devote substantially all of his full business time and attention to the performance of his duties to us, but will be permitted to engage in certain other outside activities so long as they do not unreasonably interfere with the performance of his duties to us.

In addition, the agreement provides that Mr. Saltzman’s principal place of business during the term of the agreement will be in New York City. However, the agreement provides that if Mr. Saltzman is required to engage in travel during the term of the agreement that results in him having to perform a significant portion of his duties at a location other than in New York City, and Mr. Saltzman determines to relocate his principal place of residence to a city in proximity to such other location, then we will pay for all relocation and return expenses that he incurs on a basis which is grossed up for taxes, with such payments subject to the Board’s approval, not to be unreasonably withheld.

The agreement further provides that Mr. Saltzman will receive an annual base salary of $800,000 and will be eligible to receive an annual cash bonus with a target amount of no less than $2,400,000, which may be based on achievement of reasonable performance measures established by the Board (or a committee thereof). In addition, Mr. Saltzman will be eligible to receive annual grants of equity-based awards with a target value of 350% of his base salary. Mr. Saltzman will also continue to receive allocations in respect of carried interests in respect of funds managed by us that were granted to him prior to the Closing and will be eligible to be granted new allocations in respect of carried interests in respect of funds managed by us as is determined by the Board from time to time in consultation with Mr. Saltzman. Mr. Saltzman will also be eligible to participate in our benefit plans made available to our senior executive officers from time to time and will be entitled to receive certain perquisites that he was entitled to immediately prior to the Closing, each as described in the agreement.

The agreement provides that if Mr. Saltzman’s employment is terminated by us without “cause” (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Saltzman for “good reason” (as defined in the agreement and described below), and Mr. Saltzman executes a release of claims, he will be eligible to receive (i) a lump sum cash payment equal to three times the sum of his base salary and average annual bonus with respect to the three prior calendar years (or, if any such termination of employment occurs prior to Mr. Saltzman receiving his annual bonus in respect of calendar year 2017, then his target annual bonus), (ii) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (iii) a pro-rated target bonus for the year of termination, (iv) continued medical, dental and vision benefits at active employee rates for 24 months following termination, and (v) full vesting of all equity-based awards, carried interests and other like compensation that he holds, to the extent unvested upon his termination.

The agreement also provides that if Mr. Saltzman provides notice to us of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive (i) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (ii) a pro-rated target bonus for the year of termination, and (ii) if such termination occurs upon his retirement on or after his attainment of age 65, full vesting of all equity-based awards, carried interests and other like compensation that he holds, to the extent unvested upon his termination.

For purposes of the agreement, “good reason” means, in summary, (i) a material diminution in Mr. Saltzman’s duties, authority or responsibilities (including failing to maintain Mr. Saltzman as a member of the Board) or a diminution in his title, (ii) a change in reporting structure such that Mr. Saltzman no longer reports to the Executive Chairman or the Board (or a sub-committee of the Board), (iii) a reduction in Mr. Saltzman’s base salary, target annual cash bonus or target annual equity incentive grant, (iv) a 25-mile relocation of his principal place of business, or (iv) a material breach of the agreement by us.

If any payments to be made to Mr. Saltzman, whether under the agreement or otherwise, would subject Mr. Saltzman to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Internal Revenue Code, then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in Mr. Saltzman receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.

The agreement, through a restrictive covenant agreement included as an exhibit to the agreement, also provides that Mr. Saltzman will not, subject to certain listed exceptions for permitted and personal activities, compete with us, or solicit our investors or our customers or employees or those of our subsidiaries during his employment with us and for the one-year period following the termination of his employment with us unless his employment is terminated by us without cause (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Saltzman for “good reason” (as defined in the agreement and described above). The agreement also contains covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of Mr. Saltzman and us to disparage the other.

Share Transfer and Liquidated Damages Agreement. We entered into a Share Transfer and Liquidated Damages Agreement with Colony Capital, CC Holdings and Mr. Saltzman on December 23, 2014, which will become effective as of the Closing. The agreement provides that Mr. Saltzman will receive the shares of Class A Common Stock described above in “—Arrangements with Richard B. Saltzman—Payment of Combination Consideration” beginning on page 76, from Colony Capital in accordance with the terms of the Contribution Agreement and the Current Saltzman Agreement. Certain of the shares will be delivered to Mr. Saltzman on or as soon as practicable after the Closing and additional shares may be delivered to Mr. Saltzman in respect of the payment of contingent consideration in accordance with the terms of the Contribution Agreement.

The shares of Class A Common Stock delivered to Mr. Saltzman pursuant to the agreement and the Contribution Agreement will be fully vested as of the date on which they are delivered, but will generally be subject to restrictions on transfer following their delivery. At each anniversary of the date on which they are issued, a portion of the shares delivered to Mr. Saltzman will be released from the transfer restrictions resulting in an approximately ratable release across a five-year lock-up period, such that all of the shares delivered to Mr. Saltzman under the agreement will be freely transferable on the fifth anniversary of the Closing. In addition, the agreement provides for the earlier transferability of the shares delivered to Mr. Saltzman under the agreement and the Contribution Agreement for certain limited purposes, including transfers in respect of pledging activities, gifts, transfers to family estate planning vehicles, transfers required by law and transfers to cover tax obligations relating to the shares, among others. While Mr. Saltzman is permitted to make these transfers, he is required to retain a sufficient number of shares to satisfy any amount that may come due under the liquidated damages provision described below.

The agreement generally provides that if Mr. Saltzman materially violates or fails to perform his obligations under the restrictive covenant contained in the agreement under certain circumstances prior to the earlier of the fifth anniversary of the Closing and the termination of his employment by us without “cause” (as defined in his employment agreement with us and including non-renewal of the employment agreement by us) or by Mr. Saltzman for “good reason” (as defined in his employment agreement with us and described above), and fails to substantially cure and cease the violation within 60 days following the date on which he receives written notice of the violation, then he will be required to remit to us a specified number of shares of Class A Common Stock issued to him at the Closing as liquidated damages for the violation. If the violation occurs prior to the first anniversary of the Closing, then a total of 1,645,810 shares of Class A Common Stock will be required to be so remitted to us.

The amount of shares required to be remitted as liquidated damages decreases by 20% upon each anniversary of the Closing, such that no shares will be required to be remitted to us upon any non-competition violation that occurs on or after the fifth anniversary of the Closing. The restrictive covenant contained in the agreement generally restricts Mr. Saltzman from directly or indirectly engaging in our business in specified locations in which we carry on our business, subject to certain listed exceptions.

In addition, the agreement provides that if Colony Capital is obligated for any applicable losses under the Contribution Agreement, then Mr. Saltzman will be responsible for his pro-rata portion of those losses in accordance with a formula set forth in the agreement.

Employment Agreements with Other Executive Officers

We anticipate that we will enter into employment agreements prior to the Closing, to become effective as of the Closing, with each of (i) Darren J. Tangen, who is expected to continue to serve as our Chief Financial Officer following the Closing, (ii) Kevin P. Traenkle, who is expected to continue to serve as our Chief Investment Officer following the Closing, and (iii) Mr. Sanders, who is expected to continue to serve as our Chief Legal Officer and Secretary following the Closing. These agreements have not yet been executed and their terms have not yet been finalized and there is no assurance that any of these executives will ultimately enter into an employment agreement with us, although the Contribution Agreement does contain certain provisions relating to the requirement that some or all of these or certain other employment and related agreements be executed as a condition to the Closing.

It is anticipated that each of these employment agreements will be in effect for an initial term of three years following the Closing, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal. Each agreement is expected to require that the executive will devote his full business time and attention to the performance of his duties to us, but will be permitted to engage in certain other outside activities so long as they do not unreasonably interfere with the performance of the executive’s duties to us.

The agreements are expected to provide for the payment of a specified base salary to each executive, which is expected to be equal to $447,000 for Mr. Tangen, $472,000 for Mr. Traenkle and $432,000 for Mr. Sanders. In addition, the agreements are expected to provide that each executive will be eligible to receive a discretionary annual cash bonus with a target amount of $1,300,000 for Mr. Tangen, $1,575,000 for Mr. Traenkle and $1,062,500 for Mr. Sanders and annual grants of equity-based awards with a target value of $1,000,000 for Mr. Tangen, $990,000 for Mr. Traenkle and $680,000 for Mr. Sanders. In addition, the executives are expected to continue to receive allocations in respect of carried interests in respect of funds managed by us that were granted to them prior to the Closing and to be eligible to be granted new allocations in respect of carried interests in respect of funds managed by us as is determined by the Board from time to time in consultation with the applicable executive. The executives are also expected to be eligible to participate in certain of our benefit plans made available to our senior executive officers from time to time and to receive certain perquisites that the executives were entitled to receive immediately prior to the Closing.

The agreements are expected to provide that if the executive’s employment is terminated by us without “cause” (as defined in the agreements and including non-renewal of the employment agreements by us) or by the executive for “good reason” (as defined in the agreement and described below), and the executive executes a release of claims, he will be eligible to receive (i) a lump sum cash payment equal to two times the sum of his base salary and average annual bonus with respect to the three prior calendar years (or, if any such termination of employment occurs prior to the executive receiving his annual bonus in respect of calendar year 2017, then his target annual bonus), (ii) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (iii) a pro-rated target bonus for the year of termination, (iv) continued medical, dental and vision benefits at active employee rates for 24 months following termination, and (v) full vesting of all equity-based awards, carried interests and other like compensation that he holds, to the extent unvested upon his termination.

The agreements are also expected to provide that if an executive provides notice to us of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive (i) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination and (ii) a pro-rated target bonus for the year of termination.

For purposes of the agreements, “good reason” is expected to include, in summary, (i) a material diminution in the executive’s duties, authority or responsibilities, (ii) a requirement that the executive report to any person other than our Chief Executive Officer or Executive Chairman, (iii) a reduction in the executive’s base salary, target annual cash bonus or target annual equity incentive grant, (iv) a 25-mile relocation of the executive’s principal place of business, or (v) a material breach of the agreement by us.

The agreements are expected to include a provision providing that if any payments to be made to the executive, whether under the agreement or otherwise, would subject the executive to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Internal Revenue Code, then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in the executive receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.

It is also anticipated that the agreements, through a restrictive covenant agreement that is expected to be included as an exhibit to the agreements, will provide that the executives will not, subject to certain exceptions, compete with us, or solicit our investors or customers or employees or those of our subsidiaries during their employment with us and for the one-year period following the termination of their employment with us unless their employment is terminated by us without cause (as defined in the agreement and including non-renewal of the employment agreement by us) or by the executive for “good reason” (as defined in the agreement and described above). The agreements are also expected to contain covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of the executives and us to disparage the other.

Interests of Executive Officers in CCH I and CCH II

Overview. As described in more detail below, certain of our current executive officers and Mr. Hedstrom will receive Combination proceeds indirectly in the form of membership interests in each of CCH I and CCH II at or prior to the Closing. In addition to Mr. Hedstrom, these potential recipients consist of Messrs. Barrack, Saltzman, Tangen, Traenkle and Sanders.

Description of Membership Interests. The assets of CCH I will consist of OP Units. The assets of CCH II will consist of membership units in CC Holdings representing an indirect interest in OP Units and certain other assets held by CC Holdings and not related to the Combination. The membership interests in these entities that are held by the executive officers (other than Mr. Barrack) are being granted as consideration for past services provided to Colony Capital and for future services to be provided to CC Holdings and its affiliates related to the CC Retained Businesses, and will represent an economic right to each such officer’s respective allocation of the OP Units, as well as the other assets held by the applicable entity, and to the income and earnings on each of those interests.

Following vesting, if applicable, of an executive officer’s membership interests in CCH I or CCH II, the executive officer will be eligible to receive a distribution of OP Units or cash or other property in accordance with the terms and conditions of the OP Operating Agreement (which is described in more detail in the section entitled “—Certain Agreements to be Entered Into in Connection with the Contribution Agreement—OP Operating Agreement” beginning on page 112), and the executive officer will be eligible to request that all or part of any distributed OP Units be redeemed for shares of our Class A Common Stock (or cash in accordance with the terms of the OP Operating Agreement).

The executive officers will receive quarterly distributions of the earnings distributed by OP with respect to their vested interests. Upon the vesting of any membership interests held by an executive officer in CCH I and CCH II that are subject to vesting, the executive officer will receive a payment equal to all applicable earnings distributed by OP prior to the vesting date (net of operating expenses and an allocable share of any transaction expenses) in respect of the executive officer’s membership interests in CCH I and CCH II, and will thereafter receive the quarterly distributions described in the prior sentence.

Vesting of Membership Interests. The membership interests in CCH I and CCH II that are granted to Messrs. Tangen, Traenkle and Sanders will vest ratably over a three-year period based on services to be provided by each of them to the CC Retained Businesses and other factors provided for in the definitive documentation (which will not include continued employment by us), but the vesting may be accelerated in certain circumstances in accordance with the terms of the definitive documentation, including upon a change in control of OP.

In addition, certain of the membership interests held by the executive officers in CCH I and CCH II (but not any OP Units or shares of our common stock which the executive officer has received in respect of his vested equity interests in CCH I or CCH II) will be forfeited (i) if the executive officer competes with or solicits employees or customers of any affiliate of CCH I or CCH II during the time that the executive officer holds membership interests in CCH I or CCH II in violation of certain restrictive covenants to which the executive officer is subject, or (ii) upon the occurrence of an event constituting “cause,” in each case as will be more fully set forth in applicable definitive documentation. Any interests that are so forfeited will revert to CC Holdings and be subject to reallocation by Mr. Barrack in his capacity as the owner of a controlling interest in, and in his capacity as the sole managing member of, CC Holdings.

Allocation of Membership Interests. The potential recipients described above will receive membership interests in CCH I and CCH II (some of which may be held indirectly) at or prior to the Closing. The estimated value of the amounts attributable to the Combination net of estimated transaction costs is set forth below:

Name	Estimated Value of Membership Interests in CCH I ($)(1)		Estimated Value of Membership Interests in CCH II ($)(2)		Total Estimated Value of Membership Interests ($)(3)
	Reference Price	VWAP	Reference Price	VWAP	Reference Price	VWAP
Thomas J. Barrack, Jr.(4)	$587,840	$660,087	$181,032	$203,281	$768,872	$863,368
Richard B. Saltzman(4)	$183,301	$205,829	$56,450	$63,388	$239,751	$269,217
Mark M. Hedstrom	$62,983	$70,724	$19,396	$21,780	$82,379	$92,504
Kevin P. Traenkle	$8,956,725	$10,057,529	$2,758,323	$3,097,328	$11,715,048	$13,154,857
Darren J. Tangen	$6,039,876	$6,782,192	$1,860,047	$2,088,651	$7,899,923	$8,870,843
Ronald M. Sanders	$3,527,838	$3,961,418	$1,086,437	$1,219,963	$4,614,275	$5,181,381

(1)	For purposes of the presentation in this table, the estimated value of the membership interests in CCH I received by the applicable executive officer (net of estimated transaction costs) is equal to the sum of (i) the product of (A) $22.05 (the Reference Price) or $24.76 (the VWAP), as indicated, which assumes that the OP Unit to which the membership interest relates is redeemed for a share of Class A Common Stock at the Closing, and (B) the total number of OP Units allocated to the executive officer, which is estimated to be 26,659 for Mr. Barrack, 8,313 for Mr. Saltzman, 2,856 for Mr. Hedstrom, 159,993 for Mr. Sanders, 273,917 for Mr. Tangen and 406,201 for Mr. Traenkle and (ii) the amount of any contingent consideration that may become payable to the executive officers in respect of these interests, which is equal to the following, assuming that all contingent consideration payable under the Contribution Agreement is actually paid: 11,002 for Mr. Barrack, 3,431 for Mr. Saltzman, 1,179 for Mr. Hedstrom, 66,029 for Mr. Sanders, 113,046 for Mr. Tangen and 167,640 for Mr. Traenkle.
(2)	For purposes of the presentation in this table, the estimated value of the membership interests in CCH II received by the applicable executive officer (net of estimated transaction costs) is equal to the sum of (i) the product of (A) $22.05 (the Reference Price) or $24.76 (the VWAP), as indicated, which assumes that the OP Unit to which the membership interest relates is redeemed for a share of Class A Common Stock at the Closing, and (B) the total number of OP Units allocated to the executive officer, which is estimated to be 8,210 for Mr. Barrack, 2,560 for Mr. Saltzman, 880 for Mr. Hedstrom, 49,272 for Mr. Sanders, 84,356 for Mr. Tangen and 125,094 for Mr. Traenkle, (ii) the value, as estimated by Colony Capital, of the other assets held by CCH II and notionally allocated to the applicable executive officer, and (iii) the amount of any contingent consideration that may become payable to the executive officer in respect of the OP Units allocated to the executive officer, which is equal to the following, assuming that all contingent consideration payable under the Contribution Agreement is actually paid: 10,590 for Mr. Barrack, 3,302 for Mr. Saltzman, 1,135 for Mr. Hedstrom, 63,552 for Mr. Sanders, 108,805 for Mr. Tangen and 161,351 for Mr. Traenkle.

(3)	The amounts in this column represent only an estimated value. The actual value on the date of the Closing of the membership interests in CCH I and CCH II that are held by any executive officer will be based on the value of OP Units and the other assets allocated to the executives at the date of the Closing (which are subject to adjustment) and may be less or more than the amounts listed in this column. In addition, an estimated total of approximately $6.0 million of membership interests based on the Reference Price (and $6.7 million based on the VWAP) in CCH I and CCH II remains unallocated (with the respective values determined in accordance with footnotes (1) and (2) above). While no determination has been made regarding whether or how these membership interests will be allocated, it is possible that they will be allocated in whole or in part to one or more of the individuals listed in the table.
(4)	A portion of the membership interests held indirectly by Messrs. Barrack and Saltzman may be reallocated by them at or following the Closing to other holders of membership interests in CCH I and CCH II, including our executive officers.

Interests of Executive Officers in CC Holdings

In addition to interests in CC Holdings held indirectly by our current executive officers and Mr. Hedstrom through CCH II, Messrs. Barrack, Saltzman and Hedstrom hold interests in CC Holdings, which owns Colony Capital. Their ownership of these interests entitles them to a portion of the OP Units received by Colony Capital at the Closing, along with additional OP Units in respect of the contingent consideration payable to Colony Capital under the Contribution Agreement, as set forth in the table below (net of estimated transaction costs).

Name	Number of OP Units(1)	Estimated Value of OP Units ($)(2)
		Reference Price	VWAP
Thomas J. Barrack, Jr.	16,072,224	$354,392,534	$397,948,266
Richard B. Saltzman	74,800	$1,649,350	$1,852,048
Mark M. Hedstrom	1,884,854	$41,561,020	$46,668,985

(1)	The number in this column does not include any interests in OP Units that are held indirectly by the individual through the membership interests he indirectly holds in CCH I.
(2)	The estimated value of the OP Units held by the applicable individual as listed in the “Number of OP Units” column, and assuming that all contingent consideration payable under the Contribution Agreement is actually paid, is equal to the product of (i) $22.05 (the Reference Price) or $24.76 (the VWAP), as indicated, which assumes that the OP Unit to which the membership interest relates is redeemed for a share of Class A Common Stock at the Closing, and (ii) the number of OP Units listed in the “Number of OP Units” column. The amounts in this column represent only an estimated value. The actual value on the date of the Closing of the applicable OP Units will be based on the value of OP Units at the date of the Closing (which are subject to adjustment) and may be less or more than the amounts listed in this column.

Quantification of Potential Payments to Our Named Executive Officers in Connection with the Combination

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation that is based on or otherwise relates to the Combination that may become payable or realized by each of our named executive officers (as identified in accordance with SEC regulations).

The estimated amounts below are based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement. In addition, the amounts may vary depending on the actual date the Combination is completed. As a result, the actual amounts receive may differ in material respects from the amounts set forth below. The disclosures in the table below and the accompanying footnotes should be read in conjunction with the narrative description of the compensation arrangements set forth above in this section.

Golden Parachute Compensation

Named Executive Officer	Cash ($)	Equity ($)		Pension / Non-qualified Deferred Compensation Benefit ($)	Perquisites /Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)(1)
Thomas J. Barrack, Jr.(2)	—	—		—	—	—	—	—
Richard B. Saltzman	—	89,769,134	(3)	—	—	—	—	89,769,134
Kevin P. Traenkle(4)	—	—		—	—	—	—	—
Darren J. Tangen(4)	—	—		—	—	—	—	—
Ronald M. Sanders(4)	—	—		—	—	—	—	—

(1)	The amount listed in this column represents only an estimated value. The actual value of the shares of Class A Common Stock received by Mr. Saltzman will be based on the value of such shares at the time they are delivered to him and may be less or more than the amount listed in this column.
(2)	Mr. Barrack is not entitled to receive the payment of any compensation as set forth in Item 402(t) of Regulation S-K in connection with the Combination. The arrangements that Mr. Barrack has entered into in connection with the Combination and his continuing employment with us following the Combination are described in “—Arrangements with Thomas J. Barrack, Jr.” beginning on page 73.
(3)	The amount listed in this column represents the estimated value of the shares of Class A Common Stock that Mr. Saltzman may receive in connection with the Combination in accordance with the terms and conditions of the Current Saltzman Agreement, as described above in “—Arrangements with Richard B. Saltzman—Payment of Combination Consideration” beginning on page 76, and the Share Transfer and Liquidated Damages Agreement by and between us, Mr. Saltzman, Colony Capital and CC Holdings, which is described above in “—Arrangements with Richard B. Saltzman—Share Transfer and Liquidated Damages Agreement” beginning on page 79 (a “single-trigger” arrangement). The amount listed is based on an estimate that (i) Mr. Saltzman receives 2,616,913 shares of Class A Common Stock on or soon as practicable after the Closing and an additional 1,057,632 shares of Class A Common Stock in respect of the contingent consideration payable under the Contribution Agreement, assuming that all contingent consideration payable under the Contribution Agreement is actually paid, and (ii) the value of a share of Class A Common Stock is equal to $24.43 (the average closing market price of the Company’s securities over the first five business days following the first public announcement of the transaction). Mr. Saltzman is not entitled to receive the payment of any other compensation as set forth in Item 402(t) of Regulation S-K in connection with the Combination, and the other arrangements that Mr. Saltzman has entered into in connection with the Combination and his continuing employment with us following the Combination are described in “—Arrangements with Richard B. Saltzman” beginning on page 76 and “—Interests of Executive Officers in CCH I and CCH II” beginning on page 81.
(4)	Messrs. Traenkle, Tangen and Sanders are not entitled to receive the payment of any compensation as set forth in Item 402(t) of Regulation S-K in connection with the Combination. The arrangements that Messrs. Traenkle, Tangen and Sanders are expected to enter into in connection with the Combination and their continuing employment with us following the Combination are described in “—Employment Agreements with Other Executive Officers” beginning on page 79 and “—Interests of Executive Officers in CCH I and CCH II” beginning on page 81.

* * * * *

Overview of the Combination

Combination with Colony Capital. On December 23, 2014, we entered into the Contribution Agreement, pursuant to which OP will acquire from the Contributors substantially all of Colony Capital’s real estate investment management business and operations, excluding those conducted exclusively in connection with CAH. Also on December 23, 2014, we entered into the Colony Mark Transfer Agreement, pursuant to which OP will acquire from New Colony Holdings LLC the ownership of the Colony Mark, which includes the Colony name.

The assets to be acquired directly or indirectly by OP from CC Holdings, Colony Capital and CCH I pursuant to the Contribution Agreement include the following (collectively, the “CC Contributed Assets”):

•	all of the equity interests held by CC Holdings, Colony Capital or CCH I, as applicable, in all of the direct subsidiaries of CC Holdings, Colony Capital, and CCH I, other than the CC Retained Entities (as defined in the Contribution Agreement);

•	all contracts to which CC Holdings, Colony Capital or CCH I is party or under which CC Holdings, Colony Capital or CCH I is bound, or to which any CC Contributed Assets held by Colony Capital, CCH I or CC Holdings are subject (other than any contract exclusively related to Colony Capital’s ownership stake in CAH (the “CC Retained Business”));

•	all other assets (other than the CC Retained Assets ) used or held for use in connection with the business conducted by CC Holdings, Colony Capital, CCH I and their respective Subsidiaries, except for the Colony Mark (which will be transferred pursuant to the Colony Mark Transfer Agreement); and

•	all books and records in the possession or control of CC Holdings, Colony Capital or CCH I to the extent pertaining to the CC Contributed Assets.

To effect the contribution to OP of the CC Contributed Assets, (i) prior to the Closing (as defined in the Contribution Agreement), CC Holdings, Colony Capital, CCH I and their respective subsidiaries will contribute to NewCo (or a wholly owned subsidiary of NewCo) the CC Contributed Assets, and (ii) at the Closing, CC Holdings, Colony Capital and CCH I shall contribute to OP all of the issued and outstanding membership interests in NewCo.

In addition, pursuant to the Contribution Agreement, (i) FHB LLC will contribute to OP membership interests of CRP in the aggregate equal to 50.0% of the outstanding membership interests of CRP (the remaining 50.0% of the outstanding membership interests of CRP being owned by CRM), (ii) Mr. Saltzman will contribute to OP membership interests in CRM in the aggregate equal to 40.0% of the outstanding membership interests of CRM, and (iii) Colony Capital and CRM will enter into an investment management agreement pursuant to which Colony Capital will perform certain management functions required of CRM pursuant to the limited liability agreement of CRP.

Internally Managed REIT. Pursuant to the Contribution Agreement, OP will acquire all of the issued and outstanding equity interests in our manager, Colony Financial Manager, LLC, which is a wholly owned subsidiary of Colony Capital. As described in “Interests of Certain Persons in the Combination—Arrangements with Thomas J. Barrack, Jr.,” beginning on page 73, Mr. Barrack, will continue to serve as our Executive Chairman and the Chairman of our Board and has entered into a five-year employment agreement with the Company to become effective at the Closing. As described in “Interests of Certain Persons in the Combination—Arrangements with Richard B. Saltzman,” beginning on page 76, Mr. Saltzman will continue to serve as our Chief Executive Officer and a member of our Board and has also entered into a five-year employment agreement with the Company to become effective at the Closing. Pursuant to Contribution Agreement, by virtue of the contribution of the CC Contributed Assets to NewCo and the subsequent contribution of NewCo to OP, substantially all of Colony Capital’s employees will become employees of the Company following the Closing and we will be an internally managed REIT.

Company Contribution to OP. OP currently holds, directly and indirectly, a substantial majority of the Company’s assets and liabilities. Pursuant to the Contribution Agreement, prior to the Closing, OP will acquire substantially all of the assets and liabilities of the Company that are not currently held by OP or its subsidiaries. Following the Closing, OP will hold, directly and indirectly, substantially all of our assets and conduct, directly and indirectly, substantially all of our business.

Ownership and Management of OP. Immediately following the Combination, we will directly own approximately 84.1% of the aggregate OP Units in OP and the Contributors will directly own, collectively, approximately 15.9% of the aggregate OP Units in OP. At the Closing, the Company, OP and the Contributors will enter into an amended and restated operating agreement of OP. The Company, as the sole managing member in OP, will have sole responsibility and discretion in the management and control in OP, and the non-managing members of OP, in such capacity, will have no authority to transact business for, or take part in the operations, management or control of, OP. See “Certain Agreements to be entered into pursuant to the Contribution Agreement—OP Operating Agreement” beginning on page 112.

Consideration to be Paid in the Combination

In connection with the Combination, we will issue up to approximately 3.94 million shares of Class A Common Stock and up to 665,593 shares of Class B Common Stock, and OP will issue up to approximately 25.22 million OP Units. Each share of Class B Common Stock will be, at the holder’s option, convertible into one share of Class A Common Stock. Each OP Unit will be redeemable, subject to the terms and conditions set forth in the operating agreement of OP, at the holder’s option, for cash equal to the average closing price of Class A Common Stock for the ten consecutive trading days immediately preceding the date we receive a notice of redemption; provided, that we may choose, at our sole discretion, to satisfy this redemption right by exchanging such OP Units for shares of Class A Common Stock on a one-for-one basis, in lieu of cash.

The above consideration represented a value of $657.5 million at the time of the announcement of the transaction based on a reference price that equated to $22.05 per share (the “Reference Price”) (which would have a current value of approximately $738.3 million when using the VWAP). Pursuant to the Contribution Agreement and the Colony Mark Transfer Agreement, the Reference Price was used to determine the number of shares and OP Units to be issued to the Contributors and the Mark Transferor in the Combination. The Reference Price was the higher of (x) the volume-weighted average closing price of the Company’s common stock over the 30 trading days prior to the initial announcement of the transaction, and (y) the third quarter 2014 “fair value” Company share price, which the parties agreed would be the fair value of the Company’s net assets on a per share basis as of September 30, 2014, or $22.05 per share. Because the volume-weighted average closing price of the Company’s common stock over the 30 trading days prior to the initial announcement of the transaction was lower than $22.05 per share, the Reference Price was $22.05 per share.

The aggregate potential consideration consists of:

•	fixed upfront consideration to be paid in a combination of up to approximately 2.83 million shares of Class A Common Stock, 566,635 shares of Class B Common Stock and approximately 21.44 million OP Units, representing a value of $547.5 million at the time of the announcement of the Combination based on the Reference Price (and which would have a current value equal to approximately $614.8 million when using the VWAP), subject to certain adjustments as described below; and

•	contingent consideration to be paid in a combination of up to approximately 1.11 million shares of Class A Common Stock, 98,958 shares of Class B Common Stock and approximately 3.78 million OP Units, representing a value of up to approximately $110.0 million at the time of announcement based on the Reference Price (and which would have a current value of up to approximately $123.5 million when using the VWAP), subject to multi-year performance targets for achievement of certain FFO per share targets and capital-raising thresholds from the funds management businesses. If the minimum performance target for either of these metrics is not met or exceeded, the contingent consideration paid in respect of the other metric would not be paid out in full.

In connection with the Combination, the upfront consideration is subject to upward and downward adjustments at the Closing in respect of cash, indebtedness and net working capital. If the closing adjustment results in an increase to the upfront consideration, such adjustment will, subject to the applicable cap, be paid in cash and to the extent such adjustment exceeds the applicable cap, will increase the number of OP Units to be issued in the Combination. If the closing adjustment results in a decrease to the upfront consideration, such adjustment will reduce the number of OP Units to be issued in the Combination.

Up to 151,520 shares of Class A Common Stock, 13,494 shares of Class B Common Stock and 515,258 OP Units, representing $15.0 million of the contingent consideration at the time of announcement based on the Reference Price (and which would have a current value of approximately $16.8 million when using the VWAP) may be reallocated to upfront consideration if the volume-weighted average closing price of the Company’s common stock over the 10 trading days prior to the tenth calendar day preceding the date of the Special Meeting were to exceed $24.05, with the full amount reallocated if such volume-weighted average closing price of the Company’s common stock were to equal or exceed $27.05.

The number of shares of Class A Common Stock, shares of Class B Common Stock and OP Units issuable as consideration will be subject to reduction for a portion of any transaction expenses of Colony Capital paid on its behalf by the Company.

Upfront Consideration

Consideration to be paid at the Closing. Pursuant to the Contribution Agreement, the Contributors will be entitled to receive approximately 2.71 million shares of Class A Common Stock and approximately 21.44 million OP Units in aggregate upfront consideration at the Closing valued in the aggregate at $532.5 million based on the Reference Price (and $597.9 million based on the VWAP), subject to reduction, in each case, for a portion of any transaction expenses of Colony Capital paid by the Company at the Closing. Mr. Saltzman will be entitled to receive, pursuant to a share transfer agreement with Colony Capital, all of the shares of Class A Common Stock issued as upfront consideration. The OP Units issued as upfront consideration will be allocated to the Contributors as follows: (i) Colony Capital: approximately 18.5 million, (ii) CCH I: approximately 1.6 million, (iii) FHB LLC: approximately 0.9 million, and (iv) Mr. Saltzman: approximately 0.4 million, subject to reduction, in each case, as described above.

Pursuant to the Colony Mark Transfer Agreement, New Colony Holdings, LLC will be entitled to receive 113,637 shares of Class A Common Stock and 566,635 shares of Class B Common Stock in aggregate upfront consideration at the Closing valued in the aggregate at $15.0 million based on the Reference Price (and approximately $16.8 million based on the VWAP), subject to reduction, in each case, for a portion of any transaction expenses of Colony Capital paid by the Company pursuant to the Contribution Agreement at the Closing.

The amount of upfront consideration payable under the Contribution Agreement is subject to separate adjustments at the Closing in respect of cash, indebtedness and net working capital, which are referred to as the “CC Closing Adjustment” and the “CRP Closing Adjustment.”

For purposes of the Contribution Agreement, the CC Closing Adjustment means (i) CC Closing Date Cash (as defined in the Contribution Agreement) minus (ii) CC Closing Unpaid Indebtedness (as defined in the Contribution Agreement) plus (iii) if the CC Working Capital (as defined in the Contribution Agreement) exceeds the CC Reference Working Capital (as defined in the Contribution Agreement), an amount equal to such excess, minus (iv) if the CC Reference Working Capital exceeds the CC Working Capital, an amount equal to such excess. If the CC Closing Adjustment is a positive amount, OP will pay such amount in cash to Colony Capital up to a cap of $25.0 million; provided, that with respect to any excess above $25.0 million, OP will issue to Colony Capital additional OP Units (valued at the Reference Price) equal to the value of such excess amount. If the CC Closing Adjustment is a negative amount, such amount will result in a decrease in the number of OP Units (valued at the Reference Price) issued by OP to Colony Capital equal to value of the shortfall.

For purposes of the Contribution Agreement, the CRP Closing Adjustment means (i) CRP Closing Date Cash (as defined in the Contribution Agreement) minus (ii) CRP Closing Unpaid Indebtedness (as defined in the Contribution Agreement) plus (iii) if the CRP Working Capital (as defined in the Contribution Agreement) exceeds the CRP Reference Working Capital (as defined in the Contribution Agreement), an amount equal to such excess, minus (iv) if the CRP Reference Working Capital exceeds the CRP Working Capital, an amount equal to such excess. If the CRP Closing Adjustment is a positive amount, such amount up to $5.0 million will result in an increase in upfront consideration payable by OP in cash, with any excess above $5.0 million payable in OP Units (valued at the Reference Price) issued by OP under the Contribution Agreement. If the CRP Closing Adjustment is a negative amount, such amount will result in a decrease in the number of OP Units (valued at the Reference Price) issued by OP under the Contribution Agreement. Any cash payable, or increase or decrease of OP Units issuable, in connection with the CRP Closing Adjustment shall be allocated 50% to FHB LLC, 30% to Colony Capital and 20% to Mr. Saltzman.

Contingent Consideration

Pursuant to the Contribution Agreement, the Contributors will be entitled to receive up to approximately 1.07 million shares of Class A Common Stock and approximately 3.78 million OP Units in aggregate contingent consideration post-Closing valued in the aggregate at approximately $107.0 million based on the Reference Price (and $120.1 million based on the VWAP), in each case, subject to adjustment for any reallocated consideration and a portion of any transaction expenses of Colony Capital paid by the Company in connection with such contingent consideration. Mr. Saltzman will be entitled to receive, pursuant to a share transfer agreement with Colony Capital, all of the shares of Class A Common Stock issued as contingent consideration. If the full amount of contingent consideration were issued, the OP Units would be allocated to the Contributors as follows (i) Colony Capital: approximately 2.85 million, (ii) CCH I: approximately 0.66 million, (iii) FHB LLC: approximately 0.19 million, and (iv) Mr. Saltzman: approximately 0.08 million, subject to reduction, in each case, as described above.

Pursuant to the Colony Mark Transfer Agreement, New Colony Holdings will be entitled to receive up to 37,718 shares of Class A Common Stock and 98,958 shares of Class B Common Stock in aggregate contingent consideration post-Closing valued in the aggregate at approximately $3.0 million based on the Reference Price (and $3.4 million based on the VWAP), in each case, subject to adjustment for any reallocated consideration and a portion of any transaction expenses of Colony Capital paid by the Company in connection with such contingent consideration.

Distribution of Contingent Consideration

Pursuant to the Contribution Agreement, OP shall, at the Closing, issue up to approximately 4.99 million OP Units of aggregate potential contingent consideration to be held, together with any distributions thereon, in a separate account (the “Contingent Consideration Account”), which account shall be held and managed by OP. Upon a final determination of the amount of contingent consideration payable in connection with the Combination, OP shall transfer to the Contributors and New Colony Holdings (in accordance with their allocable percentages) from the Contingent Consideration Account such number of OP Units (together with an amount in cash equal to any distributions that would have been declared thereon between Closing and the date of the applicable issuance had such OP Units been issued at Closing). If, following any such final determination, the Contingent Consideration Account holds more OP Units than OP could in any event be obligated to transfer to the Contributors and New Colony Holdings pursuant to the Contribution Agreement, OP shall remove such excess OP Units from the Contingent Consideration Account and cancel such excess OP Units. At any time when OP Units are delivered from OP to the Contributors from the Contingent Consideration Account pursuant to the Contribution Agreement, a portion of such OP Units approximately equal to the amount determined by multiplying the number of such OP Units by 22.123% will be exchanged by Colony Capital for shares of Class A Common Stock, which shares shall be transferred to Mr. Saltzman.

Contingent Consideration Relating to Achievement of Benchmark Cumulative FFO Per Share Target.

Contingent consideration with a value of up to an aggregate $31.6 million based on the Reference Price (and $35.4 million based on the VWAP) (subject to reduction for a portion of any reallocated consideration) of the aggregate contingent consideration (the “FFO Contingent Consideration”) is payable based on the achievement of performance targets relating to certain benchmark funds from operations per share target during the three-year period beginning on the first day of the first fiscal quarter beginning on or after the Closing (the “FFO Measurement Period”). The full amount of FFO Contingent Consideration would be payable if the Benchmark Cumulative FFO Per Share (as defined below) equals or exceeds $6.06 per share of Class A Common Stock (the “FFO Target”). A portion of FFO Contingent Consideration is payable if the Benchmark Cumulative FFO Per Share exceeds 87.5% of the FFO Target, or $5.30 per share of Class A Common Stock, with such portion of FFO Contingent Consideration increasing ratably at approximately $1.262 million based on the Reference Price (and $1.417 million based on the VWAP) (subject to reduction for a portion of any reallocated consideration) per half percentage point above 87.5% until the full amount of potential FFO Contingent Consideration is payable if the Benchmark Cumulative FFO Per Share equals or exceeds the FFO Target.

In the event that the Benchmark Cumulative FFO Per Share exceeds the FFO Target, an additional amount of contingent consideration with a value up to an aggregate $16.0 million based on the Reference Price (and $17.9 million based on the VWAP) (subject to reduction for a portion of any reallocated consideration) (the “FFO Additional Contingent Consideration”) is payable as follows: (1) the full amount of FFO Additional Contingent Consideration is payable if the Benchmark Cumulative FFO Per Share equals or exceeds 112.5% of the FFO Target, or approximately $6.82 per share of Class A Common Stock, or (2) a portion of FFO Additional Contingent Consideration is payable if the Benchmark Cumulative FFO Per Share exceeds the FFO Target, with such portion of FFO Additional Contingent Consideration increasing ratably at approximately $638,000 based on the Reference Price (and $716,412 based on the VWAP) (subject to reduction for a portion of any reallocated consideration) per half percentage point above 100% of the FFO Target until the full amount of potential FFO Additional Contingent

Consideration is payable if the Benchmark Cumulative FFO Per Share equals or exceeds 112.5% of the FFO Target. In the event that the FFO Additional Contingent Consideration becomes payable but no RE Capital Raise Contingent Consideration (as defined below) is payable as of the end of the RE Capital Raise Measurement Period (as defined below), then the amount of FFO Additional Contingent Consideration that would have otherwise been payable will be reduced by half.

Benchmark FFO Target—Certain Defined Terms

For purposes of determining the FFO Contingent Consideration and FFO Additional Contingent Consideration payable under the Contribution Agreement and the Colony Mark Transfer Agreement, the terms below are generally defined as follows:

“Benchmark Cumulative FFO” means the cumulative Benchmark FFO Per Share during the FFO Measurement Period.

“Benchmark FFO” means net income allocable to holders of the Company’s common stock and OP Units (computed in accordance with GAAP), excluding (A) realized gains (or losses) from sales of real estate and non-real estate assets, (B) realized and unrealized performance fees related to the real estate and non-real estate private fund business, net of respective performance compensation expenses, (C) purchase accounting adjustments arising from the transaction, (D) real estate depreciation and amortization and (E) adjustments related to changes in GAAP during the FFO Measurement Period, in all cases after adjustments for the Company’s proportionate share of such items from unconsolidated partnerships and joint ventures. Notwithstanding the foregoing, benchmark FFO will (i) include (A) the unrealized fair value gains and losses from CLNY GP Investments, (B) realized investment income, gains and losses from CLNY GP Investments, and (ii) exclude (A) any potential expenses related to contingent consideration, (B) any payment pursuant to the Colony Mark Transfer Agreement, (C) transaction costs, remeasurement gains and losses arising from the transaction, and amortization of intangible assets, liabilities and step-up adjustments recognized as a result of the transaction, (D) realized gains and losses related to sales of the Company’s interest in the Colony American Homes platform and (E) realized gains and losses from the sale of non-real estate assets other than those related to CLNY GP Investments. Benchmark FFO is not intended to represent FFO or adjusted FFO in accordance with the NAREIT definition.

“Benchmark FFO Per Share” means, with respect to the FFO Measurement Period, (A) Benchmark FFO for each individual year, independent of prior and forward years, during such FFO Measurement Period, divided by (B) the benchmark weighted average (weighted quarterly in each year of the FFO Measurement Period by the weighted average shares of the Company’s common stock outstanding in each quarter ending shares outstanding balance and the days in the quarter) number of basic shares of Class A Common Stock outstanding during each year of such FFO Measurement Period, which represents (w) the weighted average (as defined above) number of basic shares of Class A Common Stock outstanding that is used to calculate basic earnings per share (in accordance with GAAP) for each year of such FFO Measurement Period, minus (x) the weighted average (as defined above) number of basic shares of Class A Common Stock then outstanding that were issued as Consideration hereunder (or pursuant to any exchange or redemption of Consideration) already included in weighted average basic shares outstanding for each year during such FFO Measurement Period, plus (y) the fixed amount of 27,691,610 shares of Class A Common Stock outstanding as hypothetical potential equity consideration.

“CLNY GP Investments” means any investments made by the Company or its subsidiaries as a general partner, a limited partner, or a member in the private fund business, including real estate and non-real estate funds, vehicles and other investment products.

Contingent Consideration Relating to Real Estate and Non-Real Estate Capital Raising Activities

Contingent consideration with a value of up to an aggregate $31.6 million based on the Reference Price (and $35.4 million based on the VWAP) (subject to reduction for a portion of any reallocated consideration) (the “RE Capital Raise Contingent Consideration”) is payable based on the achievement by the Company of certain targets for capital raising generally related to real estate funds and investment vehicles during the two-year period (or if Colony Capital so elects prior to the expiration of such two-year period, a three-year period) beginning on the first day of the first full fiscal quarter beginning on or after the Closing (the “RE Capital Raise Measurement Period”). The full amount of RE Capital Raise Contingent Consideration would be payable if the RE Cumulative Capital Raise (as defined below) equals or exceeds $3.975 billion (if the RE Capital Raise Measurement Period is two years in duration) and $6.650 billion (if the RE Capital Raise Measurement Period is three years in duration) (the “RE Capital Raise Target”). A portion of RE Capital Raise Contingent Consideration is payable if the RE Cumulative Capital Raise exceeds 75% of the RE Capital Raise Target with such portion of RE Capital Raise Contingent Consideration increasing ratably at approximately $1.262 million based on the Reference Price (and $1.417 million based on the VWAP) (subject to reduction for a portion of any reallocated consideration) per percentage point above 75% until the full amount of potential RE Capital Raise Contingent Consideration is payable if the RE Cumulative Capital Raise equals or exceeds the RE Capital Raise Target.

In the event that the RE Cumulative Capital Raise exceeds the RE Capital Raise Target, additional contingent consideration with a value of up to an aggregate $16.0 million based on the Reference Price (or $17.8 million based on the VWAP) (subject to reduction for a portion of any reallocated consideration) (the “RE Capital Raise Additional Contingent Consideration”) is payable as follows (i) the full amount of RE Capital Raise Additional Contingent Consideration is payable if the RE Cumulative Capital Raise equals or exceeds 125% of the RE Capital Raise Target, or (ii) a portion of RE Capital Raise Additional Contingent Consideration is payable if the RE Cumulative Capital Raise exceeds the RE Capital Raise Target, with such portion of RE Capital Raise Additional Contingent Consideration increasing ratably at approximately $638,000 based on the Reference Price (and $716,412 based on the VWAP) (subject to reduction for a portion of any reallocated consideration) per percentage point above 100% of the RE Capital Raise Target until the full amount of RE Capital Raise Additional Contingent Consideration is payable if the RE Cumulative Capital Raise equals or exceeds 125% of the RE Capital Raise Target. In the event that the RE Capital Raise Additional Contingent Consideration becomes payable but no FFO Contingent Consideration is payable as of the end of the FFO Measurement Period, then the amount of the RE Capital Raise Additional Contingent Consideration that would have otherwise been payable shall be reduced by half.

Contingent consideration with a value of $15.0 million based on the Reference Price (or $16.8 million based on the VWAP) in the aggregate (subject to reduction for a portion of any reallocated consideration) (the “Non-RE Capital Raise Contingent Consideration”) is payable based on the achievement of certain targets for capital raising generally related to non-real estate funds and investment vehicles during the two-year period beginning on the first day of the first full fiscal quarter beginning on or after the Closing. The Non-RE Capital Raise Contingent Consideration is payable if the Non-RE Cumulative Capital Raise (as defined below) equals or exceeds $500.0 million during such two-year period.

For purposes of determining RE Capital Raise Contingent Consideration, RE Capital Raise Additional Contingent Consideration and Non-RE Capital Raise Contingent Consideration, the terms below are generally defined as follows:

“Non-RE Cumulative Capital Raise” means, without duplication, the cumulative amount of (i) Qualified Third-Party Capital that is raised in non-real estate investment products, (ii) Qualified Third-Party Capital relating to listed securities hedge fund strategies whether or not real estate-related, and (iii) Qualified Third-Party Capital relating to listed securities non-hedge fund strategies that are not predominantly real estate-related, in each case, during the two-year period beginning on the first day of the first full fiscal quarter beginning on or after the Closing Date. Non-RE Cumulative Capital Raise calculation excludes potential CLNY GP Investment in such non-real estate funds, investment vehicles and other investment products. For clarification purposes, it also excludes any Company stockholder capital raise in the public equity market during the two-year period beginning on the first day of the first full fiscal quarter beginning on or after the Closing, but does not exclude any other form of private or public capital raise for its non-real estate funds, investment vehicles and other investment products.

“Qualified Third-Party Capital” for any category of capital means the sum across all funds, investment vehicles and other investment products within such category of capital of an amount equal to, for each such fund, investment vehicle or investment product, (A) the amount of third-party capital committed to such fund, investment vehicle or investment product, multiplied by (B) the sum of: (i) (x) 60% multiplied by (y) the fee to be charged on net funded equity or limited partner capital commitments as an annual management fee expressed in basis points, divided by (z) 125 basis points; plus (ii) (x) 40%, multiplied by (y) the percentage to be charged on investment returns above an IRR hurdle (consistent with market terms for funds, investment vehicles or investment products investing in similar asset classes) as carried interest of such fund, investment vehicle or investment product expressed as a percentage; provided, that such fund is on other terms consistent with market terms for funds investing in similar asset classes, divided by (z) 17%; provided, further, that third-party capital shall exclude capital raised for Colony Distressed Credit and Special Situation Fund III, L.P. and ColCo Strategic Partners III, L.P. For purposes of this definition, the calculation of any management fee or carried interest with respect to any third-party capital raised in a fund, investment vehicle or other investment product shall be determined on a blended basis within such fund, investment vehicle or investment product.

“RE Cumulative Capital Raise” means, without duplication, the cumulative amount of (i) Qualified Third-Party Capital that is raised in real estate funds, vehicles and other investment products during the RE Capital Raise Measurement Period, (ii) to the extent the Non-RE Capital Raise Target is achieved, the cumulative amount of any Qualified Third-Party Capital relating to real estate listed securities hedge fund strategies in excess of the Non-RE Capital Raise Target, and (iii) Qualified Third-Party Capital relating to listed securities non-hedge fund strategies that are predominantly real estate-related; provided, that any such capital raised in the fourth quarter of 2014 will be counted for purposes of calculating the RE Cumulative Capital Raise. RE Cumulative Capital Raise calculation excludes potential CLNY GP Investment in such real estate funds, vehicles and other investment products. For clarification purposes, it also excludes any Company stockholder capital raise in the public equity market during the RE Capital Raise Measurement Period, but does not exclude any other form of private or public capital raise for real estate vehicles and other investment products.

* * * * *

CERTAIN AGREEMENTS TO BE ENTERED INTO PURSUANT TO THE CONTRIBUTION AGREEMENT

OP Operating Agreement

General

Colony Capital Operating Company, LLC (formerly known as CFI RE Masterco, LLC) (the “OP”) is currently our wholly-owned subsidiary and a Delaware limited liability company formed on March 25, 2011. Currently, OP holds, directly or indirectly, a substantial majority of the Company’s business and assets. Following the consummation of the Combination, OP will own substantially all of the assets and liabilities of the Company and Colony Capital’s combined business.

In connection with the consummation of the Combination, we, as managing member, will cause OP to issue OP Units to each of Colony Capital, CCH I, FHB LLC and Mr. Saltzman and we will enter into a second amended and restated operating agreement (the “OP Operating Agreement”) with such unitholders as non-managing members. Immediately following the Combination, we expect that we will directly own approximately 84.1% of the aggregate OP Units in OP and the non-managing members will directly own, collectively, approximately 15.9% of the aggregate OP Units in OP.

Management of OP

As the managing member of OP, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. We can cause OP to enter into major transactions, including acquisitions, dispositions and refinancings, subject to certain limited exceptions. The non-managing members of OP may not transact business for, or participate in the management activities or decisions of OP, except as provided in the OP Operating Agreement or as required by applicable law. We, as the managing member of OP may not be removed as managing member by the other members without our consent. The OP Operating Agreement restricts our ability to engage in certain business combinations as more fully described below.

The non-managing members of OP expressly agree that the managing member of OP is acting for the benefit of OP, the non-managing members of OP and our stockholders collectively. The managing member is under no obligation to give priority to the separate interests of the non-managing members in deciding whether to cause OP to take or decline to take any actions. If there is a conflict between the interests of us or our stockholders, on the one hand, and the non-managing members of OP, on the other, the OP Operating Agreement provides that any action or failure to act by the managing member that gives priority to the separate interests of our stockholders or us does not result in a violation of the contractual rights of the non-managing members of OP under the OP Operating Agreement and does not violate any duty that the managing member owes to OP and its members.

The OP Operating Agreement provides that all of our business activities, including all activities pertaining to the acquisition and operation of properties, must generally be conducted through OP. The OP Operating Agreement does permit us, under certain circumstances, to hold certain assets other than through OP. However, we must take commercially reasonable measures to ensure that the economic benefits and burdens of such assets are vested in OP.

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, our only duties, fiduciary or otherwise, as managing member of OP, are to perform OP’s contractual obligations as set forth in the OP Operating Agreement consistently with the implied contractual covenant of good faith and fair dealing. As managing member of OP, we shall have no other duty, fiduciary or otherwise. Our duties, as managing member of OP, to OP and its non-managing members of OP, therefore, may come into conflict with the duties of our directors and officers to our stockholders.

In addition, the OP Operating Agreement expressly provides that none of our directors, officers or agents shall have any duties to OP or any of its members and that none of our directors, officers or agents shall be directly liable to OP for money damages by reason of their service as such.

Transferability of Interests

We, as the managing member of OP, may not voluntarily withdraw from OP or transfer or assign all or any portion of our interest in OP (other than a transfer to us or one of our wholly owned subsidiaries or in connection with a permitted Termination Transaction (as defined below)) without the consent of the members (other than us, the managing member and entities controlled by us or the managing member) holding a majority based on the number of OP Units then held by members (other than us, the managing member and entities controlled by us or the managing member) entitled to vote on or consent to such matter. Subject to certain ancillary agreements, a member may not sell, assign, bequest, convey, devise, gift, pledge, encumber, hypothecate, mortgage, exchange or transfer its OP Units in OP without our consent, except (i) to certain family members, certain entities controlled by the member or such persons family, or to any trust, partnership, corporation or limited liability company established and held for the direct or indirect benefit of a certain family members; provided, that any such transfer shall not involve a disposition for value other than equity interests in any such trust, partnership, corporation or limited liability company, (ii) as required by applicable law or order, (iii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permitted under the OP Operating Agreement, (iv) as expressly authorized by an ancillary agreement (including any lock-up agreement), or (v) in the case of certain transferees that are a past or present officer or employee of (x) OP or the Company (y) Colony Capital, CCH I or CRP or (z) their respective subsidiaries, as may be, or may have been permitted pursuant to the applicable ancillary agreement to which such OP Units were subject at the time of the issuance of such OP Units or to which such transferee was party.

Further, any transfer of membership interests in OP by a non-managing member is subject to satisfaction of the following conditions:

•	the transferee is an “accredited investor” as defined under Rule 501 of the Securities Act;

•	the transferor has delivered to us, as managing member, an opinion of counsel reasonably satisfactory to us to the effect that the proposed transfer may be effected without registration under the Securities Act and will not otherwise violate any state securities laws or regulations applicable to OP or the membership interests being transferred. If, in the opinion of such counsel, such transfer would require the filing of a registration statement under the Securities Act or would otherwise violate any federal or state securities laws or regulations applicable to OP or the OP units, we, as managing member, may prohibit such transfer;

•	the transferor is transferring not less than the lesser of (x) 500 membership units and (y) all of the remaining OP units owned by such transferor; and

•	the transfer does not violate any ownership limitations contained in our charter.

Generally, we, as managing member of OP, will have the right to consent to the admission of a transferee of the interest of a non-managing member as a substituted member of OP, which consent may be withheld by us in our sole and absolute discretion. If our consent is required for the admission of a transferee as a substituted member of OP and we withhold such consent, such transferee will be considered an assignee for purposes of the OP Operating Agreement and shall be entitled to all the rights of an assignee of a membership interest under applicable Delaware law, including the right to receive distributions and the share of net income, net losses and other items of income, gain, loss, deduction and credit of OP attributable to the membership interest assigned to such transferee, but shall not be deemed to be a holder of OP units and shall not be entitled to effect a consent or vote OP Units on any matter presented to the non-managing members of OP for a vote. Any further assignment of such membership units, shall cause such transferee to be subject to the foregoing conditions.

Members, including Colony Capital and its controlled entities, may pledge their interests in OP to one or more banks or lending institutions (which are not affiliates of the pledging member) as collateral or security for a bona fide loan or other extension of credit. The transfer of such OP Units pursuant to the lender’s or financial institution’s enforcement of its remedies under the applicable financing documents is permitted by the OP Operating Agreement.

Amendments to the OP Operating Agreement

Amendments to the OP Operating Agreement may be proposed by the managing member or the non-managing members holding a majority of OP units then held by members. All amendments to the OP Operating Agreement must be approved by the managing member.

Generally, the OP Operating Agreement may not be amended, modified or terminated without the approval of both the managing member and if the amendment substantively and adversely affects the rights of the non-managing members disproportionately as compared to the managing member, the members holding a majority of OP units then held by all members (excluding us, the managing member and entities controlled by us or the managing member) entitled to vote on, or consent to such matter. The managing member has the power to unilaterally make certain amendments to the OP Operating Agreement without obtaining the consent of any other members as may be required to:

•	add to its obligations as managing member or surrender any right or power granted to it as managing member for the benefit of the non-managing members;

•	reflect the admission, substitution or withdrawal of members or termination of OP in accordance with the terms of the OP Operating Agreement, and to amend the register in connection with such admission, substitution or withdrawal;

•	reflect a change of an inconsequential nature or that does not adversely affect the non-managing members in any material respect, or cure any ambiguity, correct or supplement any provisions of the OP Operating Agreement not inconsistent with law or with other provisions of the OP Operating Agreement, or make other changes concerning matters under the OP Operating Agreement that will not otherwise be inconsistent with law or the OP Operating Agreement;

•	satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

•	reflect changes that are reasonably necessary for us to maintain our status as a REIT or to satisfy REIT requirements;

•	reflect the issuance of additional OP Units;

•	make certain modifications to the manner in which capital accounts are adjusted, computed or maintained, or net income or net loss are allocated;

•	set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional class or series of membership interest permitted to be issued under the OP Operating Agreement;

•	modify, if OP is the surviving company in any Termination Transaction, certain provisions of the OP Operating Agreement to provide the holders of interests in such surviving company rights that are consistent with the OP Operating Agreement; or

•	reflect any other modification as is reasonably necessary for the business or operations of OP or us, which does not violate the restrictions on the managing member described below.

Subject to certain exceptions, amendments that would, among other things, convert a non-managing member into a managing member (except in connection with a permitted transfer of the managing member’s interest), modify the limited liability of a member, adversely alter a member’s right to receive any distributions or allocations of profits or losses, adversely alter or modify the redemption rights of members and qualifying assignees (except as permitted in connection with a permitted Termination Transaction), or amend these restrictions must be approved by each member who would be adversely affected by such amendment; provided, however, that the consent of any individual member adversely affected shall not be required for any amendment or action that affects all members holding the same class or series of OP units on a uniform or pro rata basis, if approved by a majority of the members of such class or series.

Restrictions on the Managing Member’s Authority

The managing member may not take any action in contravention of an express prohibition or limitation contained in the OP Operating Agreement, including:

•	any action that would make it impossible to carry on the ordinary business of OP, except as otherwise provided in the OP Operating Agreement;

•	admitting any person as a member, except as otherwise provided in the OP Operating Agreement;

•	perform any act that would subject a member to liability not contemplated in the OP Operating Agreement or under the Delaware Limited Liability Company Act; or

•	enter into any contract, mortgage loan or other agreement that expressly prohibits or restricts us or OP from performing our or its specific obligations in connection with a redemption of OP Units as described below or expressly prohibits or restricts the ability of a member to exercise its redemption rights in full without the written consent of such member.

In addition, without the consent of members (including us, the managing member and entities controlled by us or the managing member) holding a majority of OP units then held by the members (including us, the managing member and entities controlled by us or the managing member), entitled to vote on or consent to such matter, the managing member may not do any of the following, or enter into any transaction that would have the effect of the following, without the approval of our Board:

•	terminate the OP Operating Agreement, except as explicitly permitted therein;

•	transfer any portion of its membership interest or admit into the company any additional or successor managing member (other than to us or one of our wholly owned subsidiaries or in connection with a permitted Termination Transaction);

•	voluntarily withdraw as managing member except in connection with a permitted transfer of its entire interest to an entity that will become the new managing member or in connection with a permitted Termination Transaction;

•	make a general assignment for the benefit of creditors, appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of OP;

•	institute any proceeding for bankruptcy by OP;

•	undertake a merger or consolidation of OP with or into another person, or a conversion of OP into another entity, other than in connection with a Termination Transaction effected in accordance with the OP Operating Agreement; or

•	effect a sale, lease, exchange or other transfer of all or substantially all of the assets of OP in a single transaction or a series of related transactions outside the ordinary course of OP’s business, other than in connection with a Termination Transaction.

Distributions to Holders of OP Units

The OP Operating Agreement requires that we cause OP to distribute quarterly all, or such portions as we may determine, of available cash generated by OP during such quarter to the holders of OP units in accordance with such holders’ respective percentage interests except that all payments received by OP from the management agreement will be distributed to us. We, in our sole and absolute discretion, may cause OP to distribute available cash to the holders of OP units on a more or less frequent basis than quarterly.

We will make reasonable efforts to distribute available cash to us, as managing member, in an amount sufficient to enable us to pay stockholder dividends that will satisfy our requirements for qualifying as a REIT and to avoid any federal income or excise tax liability for us

Upon the liquidation of OP, property shall be liquidated and distributed in the following order: (i) first, to the satisfaction of all of OP’s debts and liabilities other than holders of OP units, (ii) second, to the satisfaction of all of OP’s debts and liabilities to us, (iii) third, to the satisfaction of all of OP’s debts and liabilities to holders of OP units, and (iv) finally, the balance, if any, to the holders of OP units in accordance with their capital account balances, after giving effect to all contributions, distributions and allocations for all periods.

Redemption/Exchange Rights

A member or an assignee has the right, subject to any restrictions pursuant to any other agreement (including any lock-up agreement) between a member or an assignee and OP, to require OP to redeem part or all of its OP Units for cash based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, determined in accordance with and subject to adjustment as provided in the OP Operating Agreement. Alternatively, we may elect to acquire those OP Units in exchange for shares of our common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, distributions of warrants or stock rights, specified extraordinary distributions and similar events. Notwithstanding the foregoing, we are not required to redeem such member’s or assignee’s OP Units if our election to acquire such OP Units in exchange for shares of our Class A Common Stock would cause any person to violate the ownership limits or the other restrictions on ownership and transfer of our common stock, after giving effect to any waivers or modifications of such limits granted by our board of directors. With each redemption or exchange, we increase our percentage ownership interest in OP.

In addition, if our election to acquire OP Units tendered for redemption in exchange for shares of our common stock would cause any person to violate the restrictions on ownership and transfer of our stock and we are eligible to file a registration statement on Form S-3 under the Securities Act, then we may also elect, in our sole and absolute discretion, to redeem OP units with the proceeds from a public offering or private placement of our common stock. In the event we elect this option, we may require the other members to also elect whether or not to participate. Participating members will receive on the redemption date for each OP Unit (subject to adjustment) the net proceeds per share received in the public offering but will have a limited opportunity to withdraw their OP Units from the redemption immediately prior to the pricing of the public offering.

Issuance of Units, Stock or Other Securities

We, as the managing member of OP, have the power to cause OP to issue additional units of membership interest in one or more classes or series. These additional units of membership interest may include preferred membership units. Generally, we may issue additional shares of our stock, or rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase shares of our stock, only if we cause OP to issue to us membership interests or rights, options, warrants or convertible or exchangeable securities of OP having economic rights that are substantially similar to the securities that we have issued.

LTIP Units

We, as managing member of OP, may from time to time issue LTIP units, in one or more classes or series to persons or entities who provide services to OP, for such consideration as we, as managing member of OP, may determine to be appropriate. Except to the extent a capital contribution to OP is made with respect to a LTIP unit, each LTIP unit is intended to qualify as a “profits interest” in OP for tax purposes.

Subject to the provisions of the OP Operating Agreement, LTIP units shall be treated as OP units, with all of the rights, privileges and obligations attendant thereto. In particular, subject to the terms of any LTIP award or vesting agreement or by us, as managing member of OP, with respect to any particular class or series of LTIP units, a holder of LTIP units shall be entitled to transfer its vested LTIP units to the same extent, and subject to the same restrictions as holders of OP units are entitled to transfer their OP units under the OP Operating Agreement. Further, except as otherwise provided in the OP Operating Agreement, LTIP units rank pari passu with OP Units as to the payment of regular and special periodic or other distributions.

In addition, unless otherwise provided in an LTIP award, vesting agreement or by us, as managing member of OP, with respect to any particular class or series of LTIP units, a holder of LTIP units shall have the right, at its option, at any time to convert all or a portion of its vested LTIP units into OP units; provided that a holder may not exercise such right for less than the lesser of (x) 1,000 vested LTIP units and (y) all of the remaining vested LTIP units owned by such holder.

Capital Contributions

The OP Operating Agreement provides that the managing member may authorize the issuance of additional membership interests in exchange for such capital contributions, if any, as the managing member may approve. Under the OP Operating Agreement, we are generally obligated to contribute the net proceeds we receive from any offering of our shares of stock as additional capital to OP in exchange for additional OP Units.

The OP Operating Agreement provides that we may make additional capital contributions, including the contribution of property or assets, to OP in exchange for additional OP Units. If we contribute additional capital and receive additional OP Units in exchange for the capital contribution, our percentage interest in OP will be increased on a proportionate basis based on the amount of the additional capital contributions and the value of OP at the time of the contributions. In addition, if we contribute additional capital and receive additional OP Units for the capital contribution, the capital accounts of the members may be adjusted upward or downward to reflect any unrealized gain or loss attributable to the properties as if there were an actual sale of the properties at the fair market value thereof.

Preemptive Rights

Except to the extent expressly provided in the OP Operating Agreement or in any membership unit designation, no person or entity, including any member or assignee of OP, has any preemptive, preferential, participation or similar right or rights with to subscribe for or acquire any membership interests of OP.

Borrowing by OP

We, as the managing member of OP, may cause OP to borrow money and to issue and guarantee debt , whether or not secured by mortgage, deed of trust, pledge or other lien and, directly or indirectly, to acquire additional properties necessary, useful or desirable in connection with its business.

Tax Matters

We, as the managing member of OP, are the tax matters partner of OP, and we have the authority under the Internal Revenue Code to handle tax audits on behalf of OP. In addition, we have the authority to arrange for the preparation and filing of OP’s tax returns and to make tax elections under the Internal Revenue Code on behalf of OP.

Allocations of Net Income and Net Losses to Members

The net income or net loss of OP is generally allocated to the managing member and the non-managing members of OP in accordance with their respective ownership of OP Units except gross income and the gain of OP associated with the management agreement will be specially allocated to us. However, in some cases, gains or losses may be disproportionately allocated to members who have contributed property to or guaranteed debt of OP. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury regulations.

Operations

We intend to cause the managing member of OP to manage OP in a manner that will enable us to maintain our qualification as a REIT and to minimize any U.S. federal income tax liability.

The OP Operating Agreement provides that OP will assume and pay when due, or reimburse us for payment of, all costs and expenses relating to the operations of, or for the benefit of, OP.

Change of Control and Termination Transactions

As managing member, we may not engage in, or cause or permit, a Termination Transaction, other than with the consent of members (other than us, the managing member and entities controlled by us or the managing member) holding a majority of all the outstanding OP Units held by all members (other than us, the managing member and entities controlled by us or the managing member) entitled to vote on or consent to such matter, unless the requirements discussed below are satisfied. A “Termination Transaction” means any direct or indirect transfer of all or any portion of our membership interest in OP or, if we are not the managing member, any direct or indirect transfer of our interest in the managing member in connection with, or any other occurrence of:

•	a merger, consolidation or other combination transaction involving us or the managing member;

•	a sale, lease, exchange or other transfer of all or substantially all of our assets not in the ordinary course of our business, whether in a single transaction or a series of related transactions;

•	a reclassification, recapitalization or similar change of our outstanding shares of our Class A Common Stock or Class B Common Stock (other than a change in par value, or from par value to no par value, or as a result of a stock split, stock dividend or similar subdivision);

•	the adoption of any plan of liquidation or dissolution of us or the managing member; or

•	a transfer of all or any portion of our membership interest in OP or, if we are not the managing member, any transfer of our interest in the managing member, other than certain permitted transfers to affiliated entities.

The consent of the non-managing members to a Termination Transaction is not required if:

(1) in connection with the Termination Transaction, each OP Unit is entitled to receive the “transaction consideration,” defined as the fair market value, at the time of the Termination Transaction, of an amount of cash, securities or other property equal to the product of:

•	the number of shares of our common stock into which each OP Unit is then exchangeable; and

•	the greatest amount of cash, securities or other property paid to the holder of one share of our common stock in consideration of such share in connection with the Termination Transaction;

•	provided that, if, in connection with the Termination Transaction, a purchase, tender or exchange offer is made to and accepted by the holders of a majority of the outstanding shares of our common stock, the transaction consideration will refer to the fair market value of the greatest amount of cash, securities or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its OP Units immediately prior to the expiration of such purchase, tender or exchange offer and had accepted such purchase, tender or exchange offer; or

(2) all of the following conditions are met: (i) substantially all of the assets directly or indirectly owned by OP prior to the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by OP or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with OP, which we refer to as the “surviving company,” (ii) the surviving company is classified as a partnership for U.S. federal income tax purposes; (iii) the rights of such members with respect to the surviving company include:

(a) if we or our successor is a REIT with a single class of publicly traded common equity securities, the right to redeem their interests in the surviving company on terms substantially comparable to those under the OP Operating Agreement for either: (1) a number of such of REIT’s publicly traded common equity securities with a fair market value, as of the date of consummation of such Termination Transaction, equal to the transaction consideration referred to above, subject to anti-dilution adjustments, which we refer to as the “successor shares amount;” or (2) cash in an amount equal to the fair market value of the successor shares amount at the time of such redemption; or

(b) if we or our successor is not a REIT with a single class of publicly traded common equity securities, the right to redeem their interests in the surviving company for cash in an amount equal to the transaction consideration; or

(c) in any Termination Transaction that is a merger, consolidation or other combination with or into another person, immediately following the consummation of such Termination Transaction, the equity holders of the surviving entity are substantially identical to the shareholders of the Company prior to such transaction.

Term

The OP Operating Agreement will continue indefinitely unless OP is dissolved in accordance with the terms of the OP Operating Agreement or as otherwise provided by law.

Indemnification and Limitation of Liability

To the extent permitted by applicable law, the OP Operating Agreement indemnifies us, our directors, officers and employees, the managing member, officers and employees, employees of OP and any other persons whom the managing member may designate from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, or that relate to the operations of OP in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise unless:

•	it is established by a final judgment of a court of competent jurisdiction that the act or omission of the indemnitee was material and was committed in bad faith, constituted fraud or was a result of active and deliberate dishonesty on the part of the indemnitee;

•	the claim is brought by the indemnitee (other than to enforce the indemnitee’s rights to indemnification or advance of expenses);

•	the indemnitee received an improper personal benefit in money, property or services; or

•	in criminal proceedings, there are reasonable grounds to believe that the indemnitee’s act or omission was unlawful.

Registration Rights Agreement

In conjunction with the execution of the Contribution Agreement, we entered into a Registration Rights Agreement with Colony Capital, CC Holdings, New Colony Holdings, FHB LLC, CCH I, Mr. Saltzman and the other persons party to the Registration Rights Agreement from time to time. Under the Registration Rights Agreement, we are obligated to file a shelf registration statement under the Securities Act, registering the resale of (i) shares of the Company’s Class A Common Stock, and (ii) shares of the Company’s Class A Common Stock issued or issuable upon conversion of Class B Common Stock or upon exchange of OP Units, in each case, issued upon the closing of the transactions pursuant to the Contribution Agreement. We have agreed to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC not later than the date of the closing under the Contribution Agreement.

To the extent that the initial registration statement does not cover all of the shares registrable pursuant to the Registration Rights Agreement, we also are obligated to file one or more additional shelf registration statements under the Securities Act, registering the resale of all other registrable shares. We have agreed to use commercially reasonable efforts to cause any such additional registration statement to be declared effective by the SEC as soon as reasonably practicable. In the case of any registrable shares subject to an earn-out, we must use commercially reasonable efforts to either include such securities on an existing registration statement by filing a post-effective amendment to such registration statement or file an additional registration statement registering such securities. We have agreed to use commercially reasonable efforts to cause such post-effective amendment or additional registration statement to be declared effective promptly following the date such securities are earned.

We have agreed to keep registration statements covering registrable shares continuously effective until the later of (i) six months following the fifth anniversary of the closing under the Contribution Agreement, and (ii) the holders of registrable shares hold, in the aggregate, registrable shares with an aggregate offering price of less than $75.0 million.

We will bear certain costs of registration, including, among other things, registration and filing fees, printing expenses, attorneys’ fees, accountants’ fees and other reasonable expenses.

We may suspend the use of a registration statement (which suspension shall not exceed more than 60 days at any one time or 90 days in any 365-day period) under certain circumstances, such as disclosing material non-public information at a time we determine not to be in our best interests.

CAH License Agreement

Pursuant to a trademark license agreement between OP, as licensor, and CAH Manager, as licensee, OP will grant to CAH a non-exclusive, non-transferable, perpetual (subject to termination as described below), revocable, royalty-free, and worldwide license to use the Colony Mark only in connection with engaging in debt and equity investments in North American residential properties and related operational activities. OP may terminate the agreement in the event of (i) CAH’s material and incurable breach (or, if the breach is curable, if such breach is uncured within a specified period), (ii) CAH’s bankruptcy or insolvency (or certain related proceedings), (iii) certain changes in control of CAH, or (iv) CAH’s discontinuing use of the Colony Mark for 12 consecutive months. Each party indemnifies the other for third party claims arising out of such party’s material breach of the agreement. CAH may not assign the agreement without the prior written consent of OP (which shall not be unreasonably withheld).

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE COMBINATION

The following is a summary of certain U.S. federal income tax consequences of the Combination to us and to U.S. persons (as defined below) who hold shares of our common stock. The discussion is based upon the Internal Revenue Code, treasury regulations, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This summary does not address all of the U.S. federal income tax consequences that may be relevant to the Company or to particular stockholders. No ruling has been or will be obtained from the IRS regarding any matter relating to the Combination. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects described below. This summary of U.S. federal income tax consequences is for general information only.

For purposes of this discussion, a U.S. person is a beneficial owner of our common stock who for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

Stockholders are urged to consult their tax advisers regarding the U.S. federal income tax consequences of the Combination, as well as the effects of state, local and non-U.S. tax laws, including possible changes in tax law.

In General

The formation of OP as part of the Combination is intended to constitute, for U.S. federal income tax purposes, a tax-deferred contribution by us to a partnership. As a result, neither we nor holders of our common stock, in respect of those common stock holdings, are expected to recognize significant gain or loss for U.S. federal income tax purposes as a result of the Combination. In addition, the Combination is not expected to adversely affect our ability to continue to qualify as a REIT. Notwithstanding the foregoing, under the “investment company” rules under Section 721 of the Internal Revenue Code, the Combination generally would not qualify for tax-deferred treatment to the extent that it is treated under such rules as a contribution by us to an “investment company.” The investment company rules are complex, and there also is uncertainty regarding other aspects of the U.S. federal tax treatment of the Combination. If the Combination failed to qualify for tax-deferred treatment under the investment company rules or otherwise, we generally would recognize taxable gain for U.S. federal income tax purposes, possibly up to the extent that the fair market value of our assets immediately prior to the Combination exceeded their adjusted tax basis. If and to the extent that we were unable to make distributions for the year in which the Combination occurred at least equal to our taxable income (including our net long term capital gain and also any taxable income or gain recognized in connection with the Combination), we would be subject to U.S. federal income tax (and potentially excise tax) on any undistributed amounts and may also be unable to satisfy the distribution requirements applicable to REITs.

In addition, as a general matter, as a REIT, we generally will be unable to conduct directly a portion of the third-party management business of Colony Capital that we are acquiring in connection with the Combination. We therefore intend to conduct those operations through one or more taxable REIT subsidiaries (each, a “TRS”). A TRS is subject to regular corporate income tax on its net income. As a result, the net income generated by those operations generally will be subject to regular corporate income tax. Moreover, as a REIT, stock and other securities of a TRS constitute nonqualifying assets for purposes of the 75% asset test applicable to REITs, and, thus, no more than 25% of our total gross assets may be comprised of the stock or other securities of one or more taxable REIT subsidiaries and other nonqualifying assets (including goodwill and similar assets we are acquiring as a result of the Combination). In addition, dividends payable by taxable REIT subsidiaries constitute qualifying income for purposes of the 95% gross income test applicable to REITs, but nonqualifying income for purposes of the 75% gross income test applicable to REITs. Accordingly, if the value of the business we are acquiring in connection with the Combination and the income generated thereby increases relative to the value of our other, REIT-compliant assets and the income produced thereby, we may fail to satisfy one or more of the requirements applicable to REITs.

Certain Tax Aspects of OP and any Subsidiary Partnerships

Substantially all of our investments are expected to be held indirectly through OP. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. Accordingly, we will include in our income our share of the foregoing partnership items in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset and gross income tests, we will include our proportionate share of assets held by, and the gross income of, OP and subsidiaries of OP that are partnerships (“Subsidiary Partnerships”).

Our direct and indirect investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the tax status of any of the Subsidiary Partnerships as a partnership for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests and gross income tests, and in turn could prevent us from qualifying as a REIT unless we are eligible for relief from the violation pursuant to relief provisions described above. In addition, any change in the status of any of the Subsidiary Partnerships for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distributions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 17, 2015, regarding the beneficial ownership of (i) our common stock, (ii) our Series A Cumulative Redeemable Preferred Stock, and (iii) our Series B Cumulative Redeemable Preferred Stock by:

•	each of our directors;

•	each of our executive officers; and

•	all of our directors, director nominees and executive officers as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days, the exercise of any option, warrant or right, or the power to revoke a trust, discretionary account or similar arrangement).

Unless otherwise indicated, the address of each named person is c/o Colony Financial, Inc., 2450 Broadway, 6th Floor, Santa Monica, California 90404. The percentages below are based on 110,251,922 shares outstanding as of February 17, 2015. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Additionally, to our knowledge and based upon information available to us in securities filings made by our stockholders with the SEC, the following table sets forth certain information regarding the beneficial owners of more than 5% of our shares of common stock as of February 17, 2015:

	Common Stock			Preferred Stock
Beneficial Owner	Shares Owned		Percentage of Class	Shares Owned	Percentage of Class
Executive Officers and Directors
Thomas J. Barrack, Jr.	526,091	(1)(2)	*	—	—
Richard B. Saltzman	333,833	(2)	*	—	—
Ronald M. Sanders	90,249	(2)	*	—	—
Darren J. Tangen	146,389	(2)	*	—	—
Kevin P. Traenkle	193,727	(2)	*	—	—
Nancy A. Curtin	3,984	(2)	*	—	—
George G. C. Parker	12,787	(2)	*	—	—
John A. Somers	15,287	(2)	*	500	*
John L. Steffens	20,787	(2)	*	—	—

All directors and executive officers as a group (9 persons)	1,343,634		1.22%	500	*

Greater than Five Percent Beneficial Owners
EJF Capital LLC(3)	10,794,916	9.8%	—	—
BlackRock, Inc. (4)	9,024,566	8.2%	—	—
The Vanguard Group, Inc.(5)	6,732,909	6.1%	—	—
SAB Capital Advisors, L.L.C.(6)	6,060,980	5.5%	—	—

*	Represents less than 1.0% of the common stock outstanding as of February 17, 2015.
(1)	Represents shares held in a family trust of which Mr. Barrack is trustee, and shares directly owned by our Manager. Colony Capital is the managing member of our Manager, and Mr. Barrack is the sole managing member of Colony Capital. Accordingly, Mr. Barrack may be deemed to beneficially own all of the reported securities. This filing shall not be deemed an admission that Mr. Barrack is the beneficial owner of any securities beneficially owned by our Manager except to the extent of his pecuniary interest therein.
(2)	Includes shares of restricted common stock subject to time vesting.
(3)	Based on information provided in a Schedule 13G/A filed on February 17, 2015 jointly by EJF Capital LLC, Emanuel J. Friedman, EJF Debt Opportunities Master Fund, L.P., EJF Debt Opportunities GP, LLC and other investment funds and their general partners of which EJF Capital LLC is sole member and manager, EJF Capital LLC and Emanuel J. Friedman have shared voting and dispositive power with respect to 10,794,916 shares of our common stock. According to the Schedule 13G/A, EJF Capital LLC is the sole member and manager of the general partner of various investment funds that hold shares of our common stock and principal amounts of our 3.875% Convertible Senior Notes (“Notes”), including EJF Debt Opportunities Master Fund, L.P., together with its general partner, EJF Debt Opportunities GP, LLC, which have shared voting and dispositive power with respect to 6,499,755 of these shares. EJF Capital LLC therefore may be deemed to share beneficial ownership with those entities as well as with respect to shares in a managed account for which EJF Capital LLC serves as investment manager. In addition, according to the Schedule 13G/A, Emanuel J. Friedman is the controlling member of EJF Capital LLC and therefore may be deemed to share beneficial ownership of the shares of common stock and Notes with respect to which EJF Capital LLC may share beneficial ownership. The Schedule 13G/A indicates that due to the operation of the share ownership limits contained in our charter, certain of the Notes with respect to which EJF Capital LLC shares beneficial ownership are not currently convertible into shares of our common stock and are therefore not included in the total number of shares reported. The address of EJF Capital LLC, Emanuel J. Friedman and these various investment funds and their general partners, as reported by it in the Schedule 13G/A, is 2107 Wilson Boulevard, Suite 410, Arlington, VA 22201.
(4)	Based on information provided in a Schedule 13G/A filed on January 23, 2015, BlackRock, Inc. has sole voting power with respect to 8,776,321 of these shares and sole dispositive power with respect to 9,024,566 of these shares. The address of BlackRock, Inc., as reported by it in the Schedule 13G/A, is 55 East 52nd Street, New York, NY 10022.
(5)	Based on information provided in a Schedule 13G/A filed on February 11, 2015, The Vanguard Group, Inc. has sole voting power with respect to 153,095 of these shares, sole dispositive power with respect to 6,589,514 of these shares and shared dispositive power with respect to 143,395 of these shares. The address of The Vanguard Group, Inc., as reported by it in the Schedule 13G/A, is 100 Vanguard Blvd., Malvern, PA 19355.
(6)	Based on information provided in a Schedule 13G/A filed on February 17, 2015 jointly by SAB Capital Advisors, L.L.C., SAB Capital Management, L.P., SAB Capital Management, L.L.C. and Scott A. Bommer, each of SAB Capital Advisors, L.L.C., SAB Capital Management, L.P., SAB Capital Management, L.L.C. and Scott A. Bommer has sole voting power and sole dispositive power with respect to 0 shares of our common stock and shared voting power and shared dispositive power with respect to 6,060,980 shares of our common stock. The address of each of SAB Capital Advisors, L.L.C., SAB Capital Management, L.P., SAB Capital Management, L.L.C. and Scott A. Bommer is 767 Fifth Avenue, 44th Floor, New York, New York 10153.

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